Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

DATED AS OF

JUNE 19, 2011

BY AND BETWEEN

CARDTRONICS USA, INC.

AND

EDC ATM SUBSIDIARY, LLC.

4.15	Employee Benefits Plans	23
4.16	Labor	24
4.17	Litigation	25
4.18	Compliances with Laws; Permits	25
4.19	Environmental Matters	25
4.20	Insurance	25
4.21	Accounts Receivable and Payable	26
4.22	Related Party Transactions	26
4.23	Company Merchants, Suppliers, and Certain Data	26
4.24	Bank; Power of Attorney	26
4.25	Vault Cash	27
4.26	Pipeline of New Prospects	27
4.27	Theft	27
4.28	Full Disclosure	27
4.29	Financial Advisors	27

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PURCHASER	27

5.1	Organization and Good Standing	27
5.2	Authorization of Agreement	27
5.3	Conflicts; Consents of Third Parties	28
5.4	Litigation	28
5.5	Investment Intention	28
5.6	Financial Advisors	28
5.7	Financing	28
5.8	Full Disclosure	28
5.9	Disclaimer	28

ARTICLE 6	COVENANTS	29

6.1	Access to Information; Confidentiality	29
6.2	Conduct of the Business Pending the Closing	29
6.3	Third Party Consents	31
6.4	Further Assurances	31
6.5	No Shop	31
6.6	Non-Competition; Non-Solicitation; Confidentiality	31
6.7	Preservation of Records	33
6.8	Publicity	33
6.9	Notification of Certain Matters; Updates to Schedules	33
6.10	Indemnification of Officers and Directors	34
6.11	Auction Confidentiality Agreements	34
6.12	Non-Compete and Non-Solicitation Covenants from Company Employees	34
6.13	Good Standing	35

6.14	Passbox Agreement	35
6.15	Passbox Office Lease	35
6.16	Consent to use of Financial Statements	35
6.17	Disposition of the Gaming Division	35

ARTICLE 7	CONDITIONS TO CLOSING	35

7.1	Conditions Precedent to Obligations of Purchaser	35
7.2	Conditions Precedent to Obligations of Seller	36

ARTICLE 8	INDEMNIFICATION	37

8.1	Survival of Representations and Warranties	37
8.2	Indemnification	37
8.3	Indemnification Procedures	39
8.4	Limitations on Indemnification	40
8.5	Escrow	40
8.6	Tax Matters	41
8.7	Tax Treatment of Indemnity Payments	44
8.8	Additional Indemnification Provisions	44

ARTICLE 9	TERMINATION	45

9.1	Termination of Agreement	45
9.2	Procedure Upon Termination	45
9.3	Effect of Termination	45

ARTICLE 10	MISCELLANEOUS	46

10.1	Expenses	46
10.2	No Right of Rescission	46
10.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	46
10.4	Entire Agreement; Amendments and Waivers	46
10.5	Governing Law	46
10.6	Notices	47
10.7	Severability	48
10.8	Binding Effect; Assignment	48
10.9	Counterparts	48
10.10	Schedules	48
10.11	Reimbursement of Prevailing Party’s Fees	48

EXHIBIT INDEX

Exhibit	Description

A	EDC Securities
B	Financial Statement Principles
C	Transition Services Agreement

SCHEDULE INDEX

Schedule No.	Description

3.2(a)	Seller Conflicts
3.2(b)	Seller Consents
4.1	Organization; Good Standing
4.3(a)	Company Conflicts
4.3(b)	Company Consents
4.5	Subsidiaries
4.7(a)	Financial Statements
4.9	Absence of Certain Developments
4.10	Taxes
4.11(a)	Real Property Leases
4.11(b)	Real Property Lease Terminations
4.12(a)	Title to Tangible Personal Property
4.12(b)	Personal Property Leases
4.12(c)	Company ATMs
4.12(d)	Office Equipment
4.13(a)	Technology and Intellectual Property
4.14(a)	Material Contracts
4.14(b)	Material Contract Termination/Disputes
4.14(c)	Missing Contracts
4.15(a)	Employee Benefit Plans
4.15(e)	Post-Employment Benefits
4.15(f)	Transaction Benefits
4.15(h)	Section 409A Compliance
4.16(b)	Company Employee Compensation
4.17	Litigation; Orders
4.18	Company Permits
4.20	Insurance
4.22	Related Party Transactions
4.23(a)	List of Customers
4.23(b)	List of Suppliers
4.23(c)	Relations with Customers and Suppliers
4.24	Banks; Power of Attorney

Schedule No.	Description
4.25	Vault Cash Balances
4.26	Pipeline
4.27	Theft
7.1(e)	Required Consents for Closing

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of June 19, 2011 (the “Agreement”), by and among Cardtronics USA, Inc., a Delaware corporation (“Purchaser”), Efmark Deployment I, Inc., a Delaware corporation d/b/a Efmark Deployment Corporation (“Efmark”), EDC ATM Subsidiary, LLC, a Delaware limited liability company (“EDC ATM”) and EDC Holding Company, LLC, a Delaware limited liability company (“Seller”).  Efmark and EDC ATM are sometimes collectively referred to as the “Companies” and individually as a “Company.”

W I T N E S S E T H:

WHEREAS, Seller owns 100% of the outstanding shares of common stock of Efmark (the “Efmark Stock”), which constitutes all of the issued and outstanding shares of capital stock of Efmark;

WHEREAS, Seller owns 100% of the outstanding Class B Units of EDC ATM (the “EDC ATM Units” and, together with the Efmark Stock, the “EDC Securities”) and Efmark owns 100% of the outstanding Class A Units of EDC ATM;

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the EDC Securities for the purchase price and upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“ATM” means any automated device or machine that provides (i) traditional automated teller machine functions including cash withdrawals, balance inquiries and account transfers and/or (ii) other services such as check cashing, money orders, money transfer, bill payment and telecommunications products.

“Auction” shall mean the process undertaken by Seller and its representatives, Financial Technology Partners LP and FTP Securities LLC, with respect to the potential disposition of the business, assets and operations of the Companies that has resulted in the execution of this Agreement.

“Business Day” means any day of the year other than Saturday and Sunday on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash and bank deposits of the Companies as reflected in bank statements, less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP.  Cash does not include Vault Cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Expenses” means the aggregate amount of all fees and expenses incurred by or on behalf of, or paid or to be paid by, either Company (but not, for the avoidance of doubt, Seller) in connection with the process of selling the EDC Securities or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body (other than the 50% portion of the filing fees under the HSR Act that will not be reimbursed by Seller to Purchaser pursuant to the provisions of Section 6.3) or third party on behalf of either Company, (ii) any fees or expenses associated with obtaining the release and termination of any Liens, (iii) all brokers’ or finders’ or financial advisors’ fees (including, without limitation, the fees payable to Financial Technology Partners LP and FTP Securities LLC), (iv) fees and expenses of either Company’s counsel, advisors, consultants, investment bankers, accountants, auditors and experts and (v) all, if any, sale, retention, success, or similar bonuses or payments to current or former managers, directors, officers, employees or consultants paid as a result of or in connection with the transactions contemplated hereby.

“Company Indebtedness” means any and all Indebtedness of one or both of the Companies.

“Company Intellectual Property” means the Intellectual Property used in or necessary for the conduct of the business of the Companies, or owned or held for use by the Companies, excluding Shrinkwrap Software.

“Company Merchant” means any retailer or other business owner that authorizes the Companies to place one or more Company ATM’s in the business premises of such retailer or other business owner.

“Company Merchant Agreement” means any Contract with a Company Merchant whereby the Companies are authorized to place Company ATM’s in identified retail stores or other places of business of such Company Merchant.

“Company Technology” means the Technology used in or necessary for the conduct of the business of the Companies, or owned or held for use by the Companies.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, commitment or obligation.

“Data Room” means the virtual data room maintained by Merrill Corporation on behalf of Seller at https://datasite.merrillcorp.com and to which Seller posted numerous legal documents, financial reports and other data and information related to Seller, the Companies and their respective business, legal and financial affairs for review by Purchaser and other participants in the Auction.  As used herein, the “Data Room” shall refer to such virtual data room as it was constituted on the date of execution of this Agreement.

“Environmental Law” means any Law, as now or hereafter in effect, relating to the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, in which the Escrow Amount is held for disbursement by the Escrow Agent.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Gaming Division” means the assets and business operations currently and previously engaged in by EDC, LLLP, a former subsidiary of EDC ATM, which consists primarily of providing automated ticket provision and redemption solutions for gaming applications.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state or local, or any agency, instrumentality or authority thereof, or any court of competent jurisdiction.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and/or (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable as obligor, guarantor or surety, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) all Internet domain names; (iv) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); and (v) all confidential and proprietary information, trade secrets and non-public discoveries, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (excluding Shrinkwrap Software): (i) any grant by a Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Company Intellectual Property and/or Company Technology; and (ii) any grant by another Person to a Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property and/or Technology owned by a third Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to the Companies and/or the Seller, the actual knowledge of each of Mark Strauch, Ed Page, Mark Hoppe, Graham Weaver and, only to the extent their respective employment duties with the Companies would reasonably be expected to place them in possession of applicable information with respect to any particular representation or warranty contained in Articles III and IV, Jamie Linden, Mike Hudkins and Jeffrey Keith, in each case as to the existence or absence of facts (after a reasonable review of such person’s applicable business files and, where appropriate, conferring with legal counsel and financial advisors) that are the subject of any representation or warranty contained herein, it being understood that none of such individuals has made any other independent investigation or consulted with third parties except for a review of the Companies’ books and records and as may be indicated in the Schedules hereto.

“Law” means any applicable foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation or proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, fine, penalty, liability or obligation, and including all costs and expenses relating thereto including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other similar restriction or limitation.

“Material Adverse Effect” means any condition, event or circumstance that has had, or is reasonably likely to have, a material adverse effect on (i) the business, assets, properties, results of operations or condition (financial or otherwise) of the Companies, taken as a whole or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Seller Documents; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect:

(i)            any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business, or results of operations of the Companies to the extent arising out of or attributable to conditions, events, or circumstances generally affecting the economy of the United States;

(ii)           any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business, or results of operations of the Companies to the extent arising out of or attributable to the general state of industries and market sectors in which the Companies operate; and

(iii)          any change or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“New ADA Rules” means (i) the revised Regulations issued under Title III (Public Accommodations) of the Americans with Disability Act as signed on July 23, 2010 with an effective date of March 15, 2012 and (ii) the ADA Standards for Accessible Design adopted by the United States Department of Justice in September 2010 with an effective date of March 15, 2012.

“Order” means any order, injunction, judgment, decree, writ or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Companies in relation to the ownership, operation and management of the Company ATM’s through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, provided that such Taxes are shown on the Financial Statements of the Companies; (ii) zoning, entitlement, easements, covenants, rights-of-way, and other land use and environmental regulations by any Governmental Body or other similar restrictions on title; (iii) mechanics’, carriers’, workers’, repairers’ or warehousemen’s or other like liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Companies and that are not resulting from a breach, default or violation by the Companies of any Contract or Law; (iv) purchase money security interests in respect of personal property arising or incurred in the Ordinary Course of Business but only to the extent that the Indebtedness or Liability secured by such security interest is deducted from the Purchase Price pursuant to Section 2.2 or Section 2.4; (v) deposits or pledges of cash to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, utility deposits and other obligations of like nature arising in the Ordinary Course of Business; (vi) any lien or deposit with any Governmental Body required to qualify a Company to conduct business or exercise any privilege, franchise or license, or to obtain the benefits of or secure obligations under any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, in each case arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and (vii) the interests of lessors and licensors with regard to property leased or licensed by one or both of the Companies.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Shrinkwrap Software” means Software licensed to a Company under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores.

“Software” means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by a Company or (ii) a Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Taxes” means (i) all applicable federal, state or local taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real and personal property, environmental, transfer, workers’ compensation, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, that the Companies are required to pay, withhold, or collect, together with (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report, estimate, declaration of estimated tax, information statement, or statement related to or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including information returns or reports with respect to backup withholding and other payments to third parties.

“Technology” means (excluding Shrinkwrap Software) all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media, and all related technology that are used in, incorporated in, embodied in, displayed by or relate to, any of the foregoing.

“Transition Services Agreement” means the agreement to be entered into at Closing between Alpine Management Services III, LLC and the Companies in the form of Exhibit C, whereby Seller will agree to provide the services of Mark Strauch and Ed Page upon the terms set forth therein.

“Vault Cash” means the currency supplied by one or more third party financial institutions pursuant to the terms of a Vault Cash Agreement for the exclusive purpose of stocking the Company ATM’s, which includes currency that is (i) loaded into a Company ATM and/or (ii) in the possession of an armored carrier service under contract with one or both of  the Companies for the express purpose of delivering such currency to (or retrieving such currency from) a Company ATM.

1.2           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.3           Cross-References of Other Definitions.  Each capitalized term listed below is defined in the Section of this Agreement indicated as follows:

Term	Section
ADA Capex Expenditures	Section 2.4(a)(i)(G)
ADA Replacement Project	Section 2.4(a)(i)(H)
Agreement	Preamble
Applicable Covenants	Section 6.12
Arbiter	Section 2.4(a)(iii)
Auction Confidentiality Agreements	Section 6.11
Balance Sheet	Section 4.7(a)
Balance Sheet Date	Section 4.7(a)
Basket	Section 8.4
Cap	Section 8.4(b)
Carve Out State	Section 6.6(a)(iii)
Class A Units	Section 4.4(b)
Class B Units	Section 4.4(b)
Closing	Section 2.5
Closing Balance Sheet	Section 2.4(a)(ii)
Closing Date	Section 2.5
Closing Payment	Section 2.3(a)
Closing Working Capital	Section 2.4(a)(i)(D)
Closing Working Capital Statement	Section 2.4(a)(ii)
COBRA	Section 4.15(d)
Companies	Preamble
Company	Preamble
Company ATM's	Section 4.12(c)
Company Documents	Section 4.2
Company Employees	Section 4.16(b)
Company Permits	Section 4.18(b)
Company Plans	Section 4.15(a)
Confidential Information	Section 6.6(c)
Current Assets	Section 2.4(a)(i)(I)
Current Liabilties	Section 2.4(a)(i)(J)
D&O Indemnified Person	Section 6.10
EDC ATM	Preamble
EDC ATM Units	Recitals
EDC Securities	Recitals
Efmark	Preamble
Efmark Stock	Recitals
Employees	Section 4.15(a)
ERISA Affiliate	Section 4.15(a)
Escrow Agent	Section 8.5(a)
Escrow Agreement	Section 8.5(a)
Excess ADA Capex Amount	Section 2.4(a)(i)(E)
Expiration Date	Section 8.1
Financial Statements	Section 4.7(a)
FIRPTA Affidavit	Section 2.6(g)
Fundamental Representations	Section 8.1
Gaming Cash Dispenser	Section 6.6(a)(i)
Insurance Proceeds	Section 8.8(a)
Litigant	Section 6.7(c)
Loss	Section 8.2(a)

Term	Section
Losses	Section 8.2(a)
Material Contracts	Section 4.14(a)
Missing Contracts	Section 4.14(c)
Multiemployer Plan	Section 4.15(a)
Outside Date	Section 9.1(a)
Permitted Gaming Cash Dispenser	Section 6.6(a)(ii)
Personal Property Leases	Section 4.12(b)
Pipeline Schedule	Section 4.26
Purchase Price	Section 2.2
Purchaser	Preamble
Purchaser Documents	Section 5.2
Purchaser Indemnified Parties	Section 8.2(a)
Qualified Plan	Section 4.15(f)
Qualified States	Schedule 4.1
Real Property Leases	Section 4.11(a)
Related Persons	Section 4.22
Restricted Business	Section 6.6(a)
Seller	Preamble
Seller Documents	Section 3.1
Seller Indemnified Parties	Section 8.2(b)
Settlement Date	Section 2.4(a)(i)(I)(ii)
Shortfall ADA Capex Amount	Section 2.4(a)(i)(F)
Specified Affiliate	Section 6.6(d)
Straddle Period	Section 8.6(b)
Survival Period	Section 8.1
Target Closing Working Capital	Section 2.4(a)(i)(A)
Tax Proceeding	Section 8.6(f)
Third Party Claim	Section 8.3(b)
Unadjusted Closing Working Capital	Section 2.4(a)(i)(B)
Uncollected Receivables	Section 2.4(a)(i)(D)
Unresolved Claims	Section 8.5(b)
Vault Cash Agreements	Section 4.14(a)(vii)(A)
WC Date	Section 2.4(a)(i)(C)

ARTICLE II

SALE AND PURCHASE OF EDC SECURITIES; PURCHASE PRICE; CLOSING

2.1           Sale and Purchase of EDC Securities.  Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Purchaser, free and clear of Liens, and Purchaser agrees to purchase from Seller, the EDC Securities set forth on Exhibit A hereto.

2.2           Purchase Price.  The aggregate purchase price to be paid by Purchaser for the EDC Securities shall be an amount (the “Purchase Price”) in cash determined as follows:

(a)       One Hundred Forty-Five Million Dollars ($145,000,000.00); less

(b)       the aggregate amount required to be paid (including principal, interest, prepayment penalties and premiums and other fees or expenses) in order to fully prepay and discharge all Company Indebtedness as of the Closing Date (as determined pursuant to the pay-off letters delivered by Seller pursuant to Section 2.6(f)); less

(c)           any unpaid Company Expenses as of the Closing Date (as reflected in the statement delivered by Seller pursuant to Section 2.6(i)).

The Purchase Price shall be subject to adjustment as provided in Section 2.4.

2.3           Payment of Purchase Price.

(a)           On the Closing Date, Purchaser shall pay the Purchase Price less the sum of the Escrow Amount (such amount, the “Closing Payment”) to Seller, which shall be paid to Seller by wire transfer of immediately available funds into an account designated in writing by Seller.

(b)           On the Closing Date, Purchaser shall pay the Escrow Amount to the Escrow Agent in cash payable by wire transfer of immediately available funds for deposit into the Escrow Account.

2.4           Purchase Price Adjustment.

(a)           Post-Closing Date Purchase Price Adjustment.

(i)      Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect any difference between Closing Working Capital and Target Closing Working Capital.

(A)      “Target Closing Working Capital” shall be ($1,032,159) (i.e., negative $1,032,159).

(B)      “Unadjusted Closing Working Capital” means (i) the Current Assets of the Companies, less (ii) the Current Liabilities of the Companies, as determined as of the close of business on the WC Date.

(C)      “WC Date” means either (i) the last Business Day of the month immediately preceding the month in which the Closing occurs or (ii) the last Business Day of the calendar month in which the Closing occurs, depending upon which of those Business Days is closest in time to the Closing Date.

(D)      “Closing Working Capital” means the Unadjusted Closing Working Capital plus the Excess ADA Capex Amount or less the Shortfall ADA Capex Amount, whichever is applicable.

(E)      “Excess ADA Capex Amount” shall mean the amount (if any) by which the ADA Capex Expenditures should exceed $1,600,000.

(F)      “Shortfall ADA Capex Amount” shall mean the amount (if any) by which $1,600,000 exceeds the ADA Capex Expenditures.

(G)      “ADA Capex Expenditures” shall mean (i) the total amount of all capital expenditures related to the ADA Replacement Project that have been actually paid as of the close of business on the WC Date plus (ii) the total amount of all capital expenditures related to the ADA Replacement Project that have been incurred (but not yet paid) as of the close of business on the WC Date but only to the extent that such capital expenditures that have been so incurred (but not yet paid) are included as a Current Liability in the calculation of the Unadjusted Closing Working Capital.

(H)      “ADA Replacement Project” means the project begun in May 2011 and currently being pursued by the Companies involving the plan to upgrade or replace Company ATM’s that are not in compliance with the New ADA Rules.

(I)       “Current Assets” means (i) Cash to the extent that possession and control thereof is effectively transferred to Purchaser, directly or indirectly, on the Closing Date (but measured as of the WC Date), (ii) accounts receivable of the Companies (AA) that arose in the Ordinary Course of Business and are no more than 90 days old and (BB) as to which no claim for offset or counterclaim has been made by the account debtor on or before the sixtieth (60th) day after the later of the

Closing Date or the WC Date (such sixtieth day being herein called the “Settlement Date”) and (iii) deposits and prepaid expenses of the Companies that were made in the Ordinary Course of Business; provided, however, Current Assets shall exclude (x) deferred tax assets and (y) receivables from any of the Companies’ Affiliates, directors, employees, officers or equity holders and any of their Affiliates, all as determined in accordance with GAAP.  At the election of Purchaser, any accounts receivable that remain uncollected as of the Settlement Date or as to which a claim for offset or counterclaim has been made on or before the Settlement Date (any such accounts receivable, “Uncollected Receivables”) may be treated as a reduction to Closing Working Capital in the Closing Balance Sheet and Closing Working Capital Statement, but (A) only to the extent such Uncollected Receivables are in excess of any reserves for doubtful accounts included in the Closing Balance Sheet and (B) only if Purchaser promptly thereafter assigns to Seller all of Purchaser’s rights in and to such Uncollected Receivables, without representation or warranty (other than a representation and warranty that such Uncollected Receivables are free and clear of Liens, other than Permitted Liens).  Following the Closing, Purchaser agrees to use commercially reasonable efforts to collect all accounts receivable, and agrees to provide Seller with written notice of any Uncollected Receivables together with the Closing Balance Sheet and Closing Working Capital Statement.  For purposes of determining the amount of the Closing Working Capital, the amount of the accounts receivable shall not be reduced to the extent of any amount of such accounts receivable compromised, settled or adjusted by Purchaser without the prior written consent of Seller, which consent shall not unreasonably be withheld.  The parties hereto agree that “commercially reasonable efforts” shall not require Purchaser to commence any litigation or proceeding, or retain any third parties (e.g., collection agencies or attorneys), to seek collection of the accounts receivable.

(J)      “Current Liabilities” means (i) accounts payable of the Companies and (ii) accrued expenses; provided, however, Current Liabilities shall exclude (x) accounts payable to any of the Companies’ Affiliates, directors, employees, officers or equity holders and any of their Affiliates to the extent that the Companies are released from such accounts payable on the Closing Date, (y) deferred tax liabilities and (z) any Company Indebtedness and Company Expenses to the extent deducted from the Purchase Price pursuant to Section 2.2.

(K)      For purposes of this subsection 2.4(a)(i), the terms “deferred tax assets” and “deferred tax liabilities” refer solely to items attributable to timing differences of income and deductions for book or financial accounting purposes and tax accounting purposes.

(ii)      On or before the Settlement Date, Purchaser shall deliver to Seller a consolidated balance sheet of the Companies as of the close of business on the WC Date (the “Closing Balance Sheet”) and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements and the principles set forth on Exhibit B hereto.  However, for purposes hereof, (A) if the Closing Date is later in time than the WC Date, then distributions made by the Companies to Seller between the WC Date and the Closing Date shall be deducted from the cash balances of the Companies as of the close of business on the WC Date and (B) if the WC Date is later in time than the Closing Date, then distributions made by the Companies to Purchaser between the Closing Date and the WC Date shall be added back to the cash balances of the Companies as of the close of business on the WC Date.

(iii)           Acceptance of Statements; Dispute Procedures.  The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchaser to Seller shall be conclusive and binding upon the parties unless Seller, within thirty (30) days after receipt by Seller of the Closing Balance Sheet and the Closing Working Capital Statement (and the work papers of Purchaser and its accounting professionals relating thereto), notifies Purchaser in writing that Seller disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by Seller to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to UHY, LLP (the “Arbiter”) for resolution.  Each of Purchaser and Seller shall submit an affidavit to the other evidencing no conflict or business relationship with the selected accounting firm, and such firm shall so certify to Purchaser and Seller that no conflicts or business relationship exist.  Promptly, but no later than twenty (20) days after appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and Seller (and their respective professional advisors), and not by independent review, only those issues in dispute and shall render a reasonably detailed written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.4 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter.  For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Seller.

(iv)       Payment.  Upon final determination of Closing Working Capital as provided in Section 2.4(a)(iii) above, (A) if Closing Working Capital is greater than Target Closing Working Capital, the Purchase Price shall be increased by the excess of Closing Working Capital over Target Closing Working Capital and Purchaser shall promptly, but no later than five (5) Business Days after such final determination, pay the amount of such difference, together with interest thereon from the date the Closing Balance Sheet is furnished by Purchaser to Seller to the date of payment thereof as determined below, to Seller, and (B) if Closing Working Capital is less than Target Working Capital, the Purchase Price shall be decreased by the excess of Target Closing Working Capital over Closing Working Capital and Seller shall promptly, but no later than five (5) Business Days after such final determination, pay to Purchaser the amount of such difference, together with interest thereon from the date the Closing Balance Sheet is furnished by Purchaser to Seller to the date of payment thereof as determined below.  Seller shall retain at least $2 million of the Closing Payment, and shall not distribute such amount to its equity owners, until final settlement of the Closing Working Capital and payment of any amounts that may be payable by Seller to Purchaser pursuant to this Section 2.4(a)(iv)(B).

(v)      Interest.  For the purposes of this Section 2.4(a), interest will be payable at fixed rate of interest equal to the “prime” rate, as announced by The Wall Street Journal, Eastern Edition on the Closing Date, calculated based on a 365 day year and the actual number of days elapsed.

2.5           Closing Date.  The consummation of the sale and purchase of the EDC Securities provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Duane Morris LLP located at 190 S. LaSalle Street, Suite 3700, Chicago, Illinois 60603 (or at such other place as the parties may designate in writing or by exchange of facsimile or PDF signatures) at 11:00 a.m. (Central time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than two (2) Business Days (provided that Purchaser may extend the Closing Date by up to an additional three (3) Business Days if such delay will result in a month-end Closing) after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

2.6           Deliveries by Seller on the Closing Date.  At the Closing, Seller shall deliver or cause the Companies to deliver, as applicable, to Purchaser:

(a)           Copies of resolutions of the Board of Managers of Seller, certified by the Secretary of Seller, as to the authorization of this Agreement, the Escrow Agreement and all of the transactions contemplated hereby.

(b)           (i) Evidence that the Companies shall have terminated all Contracts with Seller and its Affiliates (other than this Agreement), (ii) an instrument of release, in a form approved by Purchaser, executed by Seller and its Affiliates (other than the Companies) containing a full and final release in favor of the Companies with respect to any and all claims, causes of action and other Liabilities (other than the Liabilities under this Agreement), including, without limitation, any further payment obligations due, under or in respect of any such terminated Contracts, and (iii) evidence that the Second Amended and Restated Limited Liability Company Operating Agreement for Seller has been amended in a manner such that the Companies have no obligation to pay any annual management fees to Alpine Management Services II, LLC after the Closing Date;

(c)           Stock certificates from Seller representing the Efmark Stock, duly endorsed in blank or accompanied by stock transfer powers and otherwise sufficient to transfer the Efmark Stock to Purchaser free and clear of Liens, together with transfer documents as appropriate to transfer the EDC ATM Units (which are uncertificated) to Purchaser free and clear of Liens;

(d)           A certificate of good standing dated not more than thirty (30) days prior to the Closing Date with respect to Seller and each Company issued by the Secretary of State of the State of Delaware, and a certificate of good standing dated not more than thirty (30) days prior to the Closing Date with respect to each Company issued by the Secretary of State of each State in which such Company is qualified to do business as a foreign corporation or limited liability company, as applicable;

(e)           All instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including appropriate UCC termination statements;

(f)           Pay-off letters from each of the holders of any Company Indebtedness containing instructions for the repayment in full of such Company Indebtedness as of the Closing Date, including a commitment to release all Liens securing such Company Indebtedness upon payment of the full pay-off amounts referenced in the applicable pay-off letter;

(g)           An affidavit of non-foreign status from Seller that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(h)           A duly executed copy of the Escrow Agreement and the Transition Services Agreement;

(i)            A statement itemizing the unpaid Company Expenses as of the Closing Date;

(j)            A written legal opinion issued by the law firm of Duane Morris LLP, in a form reasonably approved by Purchaser, confirming that the execution, delivery and performance of this Agreement and each of the documents to be executed by Seller or the Companies pursuant to the terms of this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller and both Companies.

(k)           Any and all books and records of the Companies that are not located in any of the premises covered by the Real Property Leases;

(l)            An exact duplicate of the Data Room in digital form stored on DVD’s or on an external hard drive;

(m)          The Pipeline Schedule with all of the redacted information replaced with the actual names, full contact information and locations of prospects listed thereon;

(n)           Agreements signed by each of the Specified Affiliates as required by Section 6.6(d);

(o)           Such documents, agreements, assignments or other instruments as may be necessary to fulfill the obligations of Seller described in Section 6.11 and Section 6.12; and

(p)           Such other documents as Purchaser shall reasonably request.

2.7           Deliveries by Purchaser on the Closing Date.  At the Closing, Purchaser shall deliver to Seller:

(a)           Copies of resolutions of the Board of Directors of Purchaser, certified by the Secretary of Purchaser, as to the authorization of this Agreement, the Escrow Agreement and all of the transactions contemplated hereby.

(b)           A certificate of good standing dated not more than thirty (30) days prior to the Closing Date with respect to Purchaser issued by the Secretary of State of the State of Delaware;

(c)           Payment of the Purchase Price;

(d)           A duly executed copy of the Escrow Agreement and Transition Services Agreement; and

(e)           Such other documents as Seller shall reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller hereby represents and warrants to Purchaser that, as of the date hereof:

3.1           Authorization of Agreement.  Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and any other document, instrument or agreement required or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of Seller and its members.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.

3.2           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 3.2(a), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation or limited liability company operating agreement of Seller; (ii) any Contract to which Seller is a party or by which any of the properties or assets of any Company is bound, except as would not have a Material Adverse Effect; (iii) any Order applicable to Seller or any of the properties or assets of a Company; or (iv) any applicable Law.

(b)           Except as set forth on Schedule 3.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, including with respect to the HSR Act, is required on the part of Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

(c)           The Company Indebtedness evidenced by the instruments listed on Schedule 3.2(a) may be prepaid without any prior consent from the holder of such Company Indebtedness or from any other Person.

3.3           Ownership and Transfer of EDC Securities.  Seller is the record and beneficial owner of the EDC Securities as indicated on Exhibit A, free and clear of Liens other than those in favor of existing secured lenders of the Companies (which Liens will be terminated at Closing).  Seller has the limited liability company power and authority to sell, transfer, assign and deliver the EDC Securities as provided in this Agreement, and such delivery will, at the Closing, convey to Purchaser good and marketable title to the EDC Securities, free and clear of Liens, other than Liens imposed as a result of the activities or status of Purchaser.

3.4           Litigation.  There is no Legal Proceeding pending or, to the actual knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement, the Seller Documents or the transactions contemplated hereby or thereby.

3.5           Financial Advisors.  Except for Financial Technology Partners LP and FTP Securities LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Seller hereby represents and warrants to Purchaser that, as of the date hereof:

4.1           Organization and Good Standing.  Efmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  EDC ATM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2           Authorization of Agreement.  Each Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by such Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of each Company, respectively.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by each Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Company, enforceable against such Company in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.

4.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Companies of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Companies with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Companies to make any payment under, or result in the creation of any Liens upon any of the properties or assets of any Company under, any provision of (i) the certificate of incorporation, certificate of formation, by-laws or limited liability company operating agreement, as applicable, of any Company; (ii) any Contract or Permit to which any Company is a party or by which any of the properties or assets of any Company is bound, except as would not have a Material Adverse Effect; (iii) any Order applicable to any Company or any of the properties or assets of any Company; or (iv) any applicable Law.

(b)           Except as set forth on Schedule 4.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, including with respect to the HSR Act, is required on the part of any Company in connection with the execution and delivery of this Agreement and the Company Documents, the compliance by the Companies with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

4.4           Capitalization.

(a)           The authorized capital stock of Efmark consists of ninety thousand (90,000) common shares, par value $0.001 per share.  As of the date hereof, there are ninety thousand (90,000) shares of Efmark Stock issued and outstanding and no shares of Efmark Stock are held by Efmark as treasury stock.  All of the issued and outstanding shares of Efmark Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right of any similar rights.  All of the outstanding shares of Efmark Stock are owned of record and beneficially by Seller.

(b)           The authorized equity units of EDC ATM consists of one hundred (100) Class A Units (the “Class A Units”) and one hundred (100) Class B Units (the “Class B Units”).  As of the date hereof, there are one hundred (100) Class A Units and one hundred (100) Class B Units issued and outstanding.  All of the issued and outstanding Class A Units and Class B Units were duly authorized for issuance and are validly issued and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding Class A Units are owned of record and beneficially by Efmark, and all of the outstanding Class B Units are owned of record and beneficially by Seller.

(c)           There is no existing option, warrant, call, right or Contract to which Seller or any Company is a party requiring, and there are no securities of any Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of any Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of any Company.  There are no obligations, contingent or otherwise, of any Company to (i) repurchase, redeem or otherwise acquire any EDC Securities, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Company.  There are no voting trusts, irrevocable proxies or other Contracts or understandings to which any Company or Seller is a party or is bound with respect to the voting or consent of any EDC Securities.

4.5           Subsidiaries.  Except as identified on Schedule 4.5 hereto, no Company has any Subsidiaries.

4.6           Corporate Records.  The minute books of each Company previously made available to Purchaser accurately reflect all material corporate or limited liability company action of the shareholders, members, board of directors and board of managers (as applicable) of each Company.  Each Company has delivered to Purchaser true, correct and complete copies of its respective certificate of incorporation, certificate of formation, by-laws and limited liability company operating agreement (as applicable), as amended and in effect on the date hereof.

4.7           Financial Statements.

(a)           The Companies have delivered to Purchaser copies of (i) the Companies’ audited consolidated balance sheets as of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010 and the related audited consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of the Companies’ independent auditors and (ii) the Companies’ unaudited consolidated balance sheet as of April 30, 2011, and the related unaudited statements of income, stockholders' equity and cash flows for the five (5) month period then ended, certified by the Companies’ Chief Financial Officer (all of such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements has been prepared, except as set forth on Schedule 4.7(a), in accordance with GAAP (except as specifically otherwise noted therein or, in the case of unaudited Financial Statements, except for the absence of footnotes) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated therein.

The balance sheet of the Companies as at April 30, 2011 is referred to herein as the “Balance Sheet” and April 30, 2011 is referred to herein as the “Balance Sheet Date.”

(b)           The unaudited income statement of the Companies posted in the Data Room under Index Number 4.2.2 presents fairly in all material respects the results of operations of the Companies for the period indicated therein, after excluding any impact of EDC, LLLP.

(c)           Seller has provided to Purchaser an unaudited balance sheet of EDC, LLLP as of April 30, 2011, which was prepared in accordance with GAAP and accurately reflects the assets and liabilities of EDC, LLLP in all material respects.

(d)           All books, records and accounts of the Companies are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws.

4.8           No Undisclosed Liabilities.  The Companies have no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) arising from contractual arrangements entered into in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (iv) otherwise disclosed in this Agreement or the Schedules attached hereto or (v) of the Companies under this Agreement or any Company Document.

4.9           Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) each Company has conducted its businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or are reasonably likely to be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Balance Sheet Date, and except as expressly contemplated by this Agreement or as set forth on Schedule 4.9:

(a)           there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any Company;

(b)           there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Company or any repurchase, redemption or other acquisition by any Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Company;

(c)           no Company has awarded or paid any bonuses to employees of such Company with respect to the fiscal year ended December 31, 2010, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of such Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d)           there has not been any change by any Company in accounting or Tax reporting principles, methods or policies;

(e)           no Company has instituted or settled any Legal Proceeding  or canceled or compromised any debt or claim or materially amended, canceled or terminated any Contract;

(f)           no Company has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(g)           no Company has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to Seller or any director, officer, partner, shareholder or Affiliate of Seller;

(h)           no Company has (i) mortgaged, pledged or subjected to any Lien any of its assets, or (ii) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such Company, except, in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(i)           no Company has made or committed to make any capital expenditures or capital additions in excess of $1,000,000;

(j)           no Company has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to any Indebtedness in an amount in excess of $1,000,000;

(k)           no Company has granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by such Company except in the Ordinary Course of Business; and

(l)           none of Seller or any Company has agreed, committed or entered into any understanding to do anything set forth in this Section 4.9.

4.10           Taxes.  Except as otherwise disclosed on Schedule 4.10:

(a)           Entity Classification, Tax Returns Filed, and Taxes Paid.  For Federal tax purposes, Efmark is properly classified as a corporation taxable under Subchapter C of the Code and EDC ATM is properly classified as a partnership taxable under Subchapter K of the Code.  All Tax Returns required to be filed by or on behalf of each Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct; and (ii) all Taxes that are due and payable by or on behalf of each Company have been paid in full and on a timely basis (whether or not shown on or reportable on such Tax Returns), except for any Taxes that are being contested in good faith.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, each Company has made adequate provision for such Taxes in the Financial Statements and its books and records in accordance with GAAP.

(b)           Taxes Withheld and Paid Over.  Each Company has complied with all applicable Laws relating to the payment, deposit, and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.  Each Company has complied with all applicable Laws relating to information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(c)           Tax Reserves.  The amount of each Company’s liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to each respective Company as of the date of this Agreement, and the amount of such Company’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the balance sheet of such Company as of the Closing Date.

(d)           Tax Returns Furnished.  Purchaser has received true and complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each Company relating to the taxable periods beginning January 1, 2007 or later and (ii) any tax audit report, statement of deficiency, closing or other written IRS notice, request, or agreement issued in the past five years or that would have a continuing effect after the Closing relating to any Taxes due from or with respect to any Company.

(e)            No Consolidated Group.  The Companies have never been members of an affiliated group filing consolidated returns and have no liabilities for Taxes of any other Person as a member of an affiliated group under any federal, state, local, foreign, or other law.  Neither Company does business in or derives any income from any state, local, territorial, or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Purchaser.  No claim or threat of a claim has been made by a Taxing Authority in a jurisdiction where any Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(f)            No Tax Audits or Proceedings.  All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of any Company for any period have been disclosed to the Purchaser and fully paid, and there are no other audits, investigations, or actions or proceedings for assessment or collection of Taxes by any Taxing Authority in progress or pending.  Neither Seller nor any Company has received any written or, to the Knowledge of the Companies, oral notice, either formally or informally, from any Taxing Authority that it intends to conduct such an audit, investigation, or action or proceeding for assessment or collection of Taxes.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Companies.

(g)           No Tax Rulings.  None of the Companies has entered into any agreement with, or obtained any Tax rulings from any Taxing Authority, relating to any Taxes, including, without limitation, any IRS private letter rulings or comparable rulings of any Taxing Authority, any agreement requiring either Company to take or refrain from taking any action, and closing agreements pursuant to Section 7121 of the Code, which would have a continuing effect after the Closing Date.

(h)           No Foreign Persons.  Seller and the Companies are not “foreign persons” within the meaning of Section 1445 of the Code.

(i)            No Tax Liens.  Other than Permitted Exceptions, there are no Liens as a result of any unpaid Taxes upon any of the assets of any Company.

(j)            No Tax Sharing Agreement.  No Company is a party to any tax sharing agreement or has assumed the liability of any other person by contract or otherwise.

(k)           No Power of Attorney Granted.  No Company has granted any power of attorney or other authorization of representation to any Person with respect to Taxes for its taxable years 2007, 2008, 2009, 2010, or 2011.

(l)            No Installment Sale.  No Company is a party to any installment sale agreement or any open transaction under which payments for the purchase price of property are deferred.

(m)          No U.S. Real Property Holding Corporation.  During the past five years, no Company has at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the

Code, and Purchaser is not required to withhold tax on the purchase of the stock of either Company by reason of Section 1445 of the Code.

(n)           No Excessive Employee Compensation.  No Company has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to such Company pursuant to Sections 162(m) or 280G of the Code.

(o)           No International Boycotts.  No Company has participated in an international boycott as defined in Section 999 of the Code.

(p)           No Changes in Accounting Method.  No Company has agreed, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(q)           Section 482 Compliance.  No Company has been a party to any cost sharing agreement subject to the provisions of Section 1.482-7 of the applicable Treasury Regulations.  Each Company has documentation (which was in existence at the time an affected Tax Return was filed) meeting the requirements of Section 6662(e)(3)(B) of the Code with respect to all material transactions with related parties subject to the provisions of Section 482 of the Code.  No adjustments have been asserted or made by the Internal Revenue Service pursuant to Section 482 of the Code with respect to either Company.

(r)           No Section 355 or 361 Transactions.  During the past six years, no Company has been a party to a transaction described in Sections 355 or 361 of the Code.

(s)           Full Disclosure on Tax Returns.  Each Company has disclosed on its respective Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code §6662 or similar provisions of any state, local, or foreign law.

(t)           No Reportable or Listed Transactions.  No Company has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(u)        Tax Basis and Tax Attributes.  Schedule 4.10 contains an accurate and complete description of each Company’s basis in its respective assets, each Company’s tax carryovers, excess loss accounts of the Company, and any tax elections made by the Company or any affiliate that affects the Company, and deferred intercompany transactions, if any, over the last five years.  Over the last five years, no Company has had any tax attributes subject to limitation under the federal consolidated return regulations.

4.11           Real Property.

(a)           No Company owns in fee any real property or any interests in real property.  Schedule 4.11(a) sets forth a complete list of all real property and interests in real property leased by any Company (the “Real Property Leases”) as lessee or sublessee.  The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use by the Companies.  The Companies have made available to Purchaser true and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto, if any.

(b)           Each of the Real Property Leases is in full force and effect, valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.  No Company is in material default under any Real Property Lease, nor, to the Knowledge of the Companies, is any other party to any Real Property Lease in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of any Company, or, to the Knowledge of the Companies, any other party thereunder.  Except as disclosed on Schedule 4.11(b), no party to any of the Real Property Leases has exercised in writing any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Real Property Lease.

4.12           Tangible Personal Property.

(a)           Except as disclosed on Schedule 4.12(a), each Company has good and marketable title or a valid leasehold interest to its ATM’s and other tangible personal property used in the business of such Company, free and clear of Liens, other than the Permitted Exceptions.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of each Company is in good condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used by such Company.

(b)           Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments relating to personal property used in the business of any Company in excess of $10,000.  Each of the Personal Property Leases is in full force and effect, valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.  No Company is in material default under any Personal Property Lease, nor, to the Knowledge of the Companies, is any other party to any Personal Property Lease in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default of any Company, or, to the Knowledge of the Companies, any other party thereunder.  Except as disclosed on Schedule 4.12(b), no party to any of the Personal Property Leases has exercised in writing any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Personal Property Lease.  The Companies have delivered to Purchaser true and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto, if any.

(c)           The schedule posted in the Data Room under Index Number 4.21.1 and Schedule 4.12(c) (collectively, the “ATM List”) sets forth an accurate and complete list of all of the ATM’s owned by the Companies (the “Company ATM’s”), including those ATM’s that are in service at a Company Merchant’s place of business and those that are out of service (whether located in storage or in a laboratory or repair shop).  The ATM List includes the following information for each of the Company ATM’s: (i) the manufacturer, model number and age of such Company ATM, (ii) the current location of such Company ATM and (iii) whether such ATM, with the exception of its Braille decals, is currently in compliance with the New ADA Rules.  None of the Company ATM’s are leased to the Companies pursuant to any type of personal property lease but are all owned outright by the Companies.

(d)           Schedule 4.12(d) sets forth an accurate and complete list of all desktop, laptop and tablet computers, computer servers, printers, mobile phones (including smart phones), audio-visual equipment, computer networking equipment and other material items of office equipment used in the operation of the business of the Companies.  All items listed on Schedule 4.12(d) and any other items of equipment and furniture used in, or necessary for, the operation of the business of the Companies, as currently conducted, are owned by and in the possession of the Companies.

4.13           Technology and Intellectual Property.

(a)           Schedule 4.13(a) sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and Internet domain names owned or filed by any Company.  Schedule 4.13(a) lists (i) the record owner of each such item of Intellectual Property, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed and (iii) the registration or application date, as applicable.

(b)           Each Company is the owner of all right, title and interest in and to, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, the Company Intellectual Property, the Company Technology and the Intellectual Property licensed to such Company under the Intellectual Property Licenses as the same is used, sold, licensed and otherwise commercially exploited by such

Company in its business as presently conducted, free and clear of Liens (except for those specified in the Intellectual Property Licenses listed in Schedule 4.14(a)(xiii)).

(c)           To the Knowledge of the Companies, the Company Intellectual Property, the Company Technology, the development, manufacturing, licensing, marketing, offer for sale, sale or use of any products and services in connection with the business of the Companies as presently conducted, and the present business practices, methods and operations of the Companies do not infringe, dilute, constitute or result from an unauthorized use or misappropriation of, or violate any Intellectual Property, or Technology of any Person.  The Company Intellectual Property, the Company Technology and the Intellectual Property licensed to the Company under the Intellectual Property Licenses include all of the Intellectual Property and Technology necessary to enable each Company to conduct its business in the manner in which such business is currently being conducted.

(d)           To the Knowledge of the Companies, no Person is infringing, diluting, violating, misusing or misappropriating any Company Intellectual Property or Company Technology, and no claims of infringement, dilution, violation, misuse or misappropriation of any Company Intellectual Property or Company Technology have been made against any Person by any Company.

(e)           The Company is in compliance in all material respects with any posted privacy policies and any laws or regulations relating to personally identifiable information.

(f)            No Company is the subject of any pending or, to the Knowledge of the Companies, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against such Company or challenging the ownership, use, validity or enforceability of any Company Intellectual Property, Company Technology or Intellectual Property licensed to such Company under any of the Intellectual Property Licenses.  No Company has received written notice of any such threatened claim.

4.14           Material Contracts.

(a)           Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which any Company is a party or by which any of its assets or properties is bound (collectively, the “Material Contracts”):

(i)       Contracts with Seller or any Affiliate thereof;

(ii)      Contracts for the sale of any of the assets of any Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iii)     Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(iv)     Contracts containing covenants of any Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with any Company in any line of business or in any geographical area or not to solicit or hire any individual with respect to employment;

(v)      Contracts relating to the acquisition by any Company of any operating business or material assets or the capital stock of any other Person;

(vi)     Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of any Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)    all of the following Contracts:

(A)     any Contract pursuant to which Vault Cash is supplied to the Companies for use in the Company ATM’s (“Vault Cash Agreements”);

(B)      any Contract pursuant to which armored car services are provided to the Companies;

(C)      any Contract pursuant to which maintenance or repair services are supplied to the Companies with respect to the Company ATM’s;

(D)      any Contract pursuant to which the Companies are provided any telecommunications services in connection with the operation of the Company ATM’s;

(E)       the forty (40) largest Company Merchant Agreements, as measured by the amount of gross revenues received by the Companies during the most recently completed fiscal year and the current fiscal year-to-date of the Companies;

(F)      any Contract (commonly referred to as “processor contracts”) pursuant to which ATM transactional processing services are provided to the Company with respect to the Company’s ATMs;

(G)      any Contract (commonly referred to as “branding contracts”) pursuant to which the Company permits a financial institution to place its name and trademarks on any of the Company ATM’s and pursuant to which that institution’s cardholders are permitted to use those Company ATMs on a surcharge free basis;

(H)      any Contract (commonly referred to as “advance functionality contracts”) pursuant to which the Company is enabled to provide services such as bill payment; check cashing or other services at some of the Company ATM’s;

(I)        any Contract (commonly referred to as a “surcharge free agreement”) pursuant to which the Company has agreed to permit the cardholders of certain designated financial institutions to make cash withdrawals from certain Company ATM’s without the assessment of a surcharge fee;

(J)      Any Contract (commonly referred to as a “sponsorship agreement”) pursuant to which a financial institution sponsors the Companies’ participation in the financial electronic payment networks such as MasterCard, Visa, Cirrus, Interlink, Maestro, Plus, Pulse, NYCE and STAR;

(viii)    Contracts under which any Company has made advances or loans to any other Person;

(ix)       Contracts providing for severance, retention, or change in control payments;

(x)        Contracts for the employment of any individual on a full-time, part-time or consulting basis;

(xi)      Contracts with independent contractors or consultants that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xii)     outstanding Contracts of guaranty, surety or indemnification by any Company;

(xiii)    all Intellectual Property Licenses or any other Contracts relating to any Intellectual Property or Technology (excluding licenses pertaining to Shrinkwrap Software); and

(xiv)    any other Contract that is material to the business, operations or financial results of the Companies and is not otherwise disclosed on the Schedules hereto.

(b)           Each of the Material Contracts is in full force and effect, valid and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.  No Company is in material default under any Material Contract, nor, to the Knowledge of the Companies, is any other party to any Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on any Company, or, to the Knowledge of the Companies, any other party thereunder.  Except as disclosed on Schedule 4.14(b), no party to any of the Material Contracts has exercised in writing any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any Material Contract.

(c)           Except for the Company Merchant Contracts related to the Company ATM’s listed on Schedule 4.14(c) (the “Missing Contracts”), the Companies have delivered to Purchaser true and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto, if any.

4.15           Employee Benefits Plans.

(a)           Schedule 4.15(a) sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by any Company or to which any Company contributed or is obligated to contribute thereunder for current or former employees of any Company (the “Employees”) (collectively, the “Company Plans”).  Neither the Companies nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has ever maintained, sponsored, contributed to or been obligated to contribute to any “Employee Pension Plan” (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)).  There is no binding obligation arising from any communication to Employees or any other person to modify any Company Plans or to establish or implement any other material benefit plan, program or arrangement.

(b)           True and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Companies, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 (for the preceding three (3) years) and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) written descriptions of all non-written agreements relating to the Company Plans.

(c)           The Company Plans have been maintained in accordance with COBRA and Section 409A of the Code and have been maintained in all material respects in accordance with their terms and with all other provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither any Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d)           There are no pending actions, claims or lawsuits that have been instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does any Company have any Knowledge of facts that could reasonably form the basis for any such claim or lawsuit.

(e)           Except as identified on Schedule 4.15(e), none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Schedule 4.15(e) lists, with names redacted, all former employees of Seller and/or the Companies and other qualified beneficiaries who have elected and continue to be covered under Seller’s and/or the Companies’ group health plan pursuant to the provisions of COBRA.

(f)           Except as identified on Schedule 4.15(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee from any Company, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, or (iv) trigger any Liability under Section 280G or 4999 of the Code.

(g)           Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is, and has been during the period from such Company Plan’s adoption, so qualified, both as to form and operation, and all necessary approvals of governmental authorities, including a favorable determination, opinion or notification from the IRS as to the Qualified Plan’s qualification under the Code have been timely obtained (or such Company is otherwise relying on an opinion letter issued to the sponsor of the underlying prototype plan), and each trust created thereunder which is intended to be exempt from federal income tax under the provisions of Section 501(a) of the Code is, and has been from the date of such Qualified Plan’s establishment, so exempt and, to the Knowledge of the Companies, no event has occurred or condition exists that could adversely affect the qualified status of any such Qualified Plan or the exempt status of any such trust.

(h)           Each Company Plan, each employment agreement, bonus program and any other arrangement maintained by the Companies that is subject to the requirements of Section 409A of the Code has been maintained and administered in compliance with the requirements of Section 409A of the Code from January 1, 2005, to the Closing Date, and as applicable, with the notices and proposed and final regulations issued by the IRS under Section 409A of the Code, and each such plan, agreement, program and arrangement has been documented to conform to the Section 409A requirements.  No Person who is entitled to a benefit under any Company Plan that is subject to Section 409A of the Code has incurred or will incur any additional tax described in Section 409A(a)(1)(B) of the Code as a result of any event occurring prior to the Closing or the manner in which such plan or arrangement has been established or operated prior to the Closing.  Schedule 4.15(h) identifies each Company Plan that is subject to Section 409A of the Code.

(i)           All contributions to the Company Plans that are due and owing to such Company Plans on or before the Closing in accordance with the terms of such plans, ERISA, or the Code have been timely made.

(j)           No person who was engaged by the Companies as an independent contractor or in any other non-employee capacity can be characterized or deemed to be an employee of a Company under applicable laws, statutes, rules, regulations, or administrative proceedings for any purpose whatsoever, including for purposes of federal, state, and local income taxation, workers’ compensation, unemployment insurance and Company Plan eligibility.

4.16           Labor.

(a)      No Company is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Company.  No Employees are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Companies, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving any Company pending or, to the Knowledge of the Companies, threatened by any labor organization or group of Employees.  There are no complaints, charges or claims against any Company pending or, to Knowledge of the Companies, threatened that could reasonably be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  Each Company is in compliance with all applicable Laws relating to the employment of labor, except for such noncompliance as could not reasonably be expected to create a Material Adverse Effect.

(b)      Schedule 4.16(b) contains a true and correct list of (i) all full time employees of the Companies (and employees of Seller who primarily work for the Companies) as of May 31, 2011 (the “Company Employee”), (ii) the job title and/or job duties of each such Company Employee, (iii) the location of the principal office of each such Company Employee, (iv) the current base compensation for each such Company Employee and (v) the amount of the bonus (if any) paid to each such Company Employee with respect to calendar year 2010 and the amount of the target bonus (if any) with respect to calendar year 2011.

4.17           Litigation.  Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Companies, threatened against any Company, or to which any Company is otherwise a party before any Governmental Body; nor to the Knowledge of the Companies is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 4.17, no Company is subject to any Order, and no Company is in breach or violation of any Order.  Except as set forth on Schedule 4.17, no Company is engaged in any legal action to recover monies due it or for damages sustained by it.  Except as set forth on Schedule 4.17, no Company is the subject of any settlement agreement.

4.18           Compliance with Laws; Permits.

(a)           Each Company is in compliance with all Laws applicable to its business, operations or assets, except for such noncompliance as could not reasonably be expected to create a Material Adverse Effect.  No Company has received any written notice of or been formally charged with the violation of any Laws.  To the Knowledge of the Companies, no Company is under investigation with respect to the violation of any Laws and there are no facts or circumstances which would reasonably form the basis for any such violation.

(b)           Schedule 4.18 contains a list of all Permits which are required for the operation of the business of each Company as presently conducted (“Company Permits”), other than those the failure of which to possess would not have a Material Adverse Effect.  Each Company currently has all Permits which are required for the operation of its businesses as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  No Company is in default or violation in any material respect of any Company Permit, and to the Knowledge of the Companies, there are no facts or circumstances which would reasonably form the basis for any such default or violation.

4.19           Environmental Matters.

(a)           The operations of each Company are, and have been since the inception of such Company, in compliance with all applicable Environmental Laws, except for such noncompliance as could not reasonably be expected to create a Material Adverse Effect.

(b)           No Company has received any written or, to the Knowledge of the Companies, oral notice or report or other information with regard to any actual or alleged violation of any Environmental Law by it, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to such Company or its facilities arising under any applicable Environmental Law.

(c)           No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Materials, in a manner that has given or would reasonably be expected to give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any applicable Environmental Law, and each Company has, at all times, handled, stored and transferred Hazardous Materials in a commercially reasonable manner in compliance in all material respects with all applicable Laws.

4.20           Insurance.  Each Company has insurance policies in full force and effect (a) for such amounts as are sufficient for requirements of Law and all agreements to which such Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are commercially reasonable for the business, assets and properties of such Company.  Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity bonds held by or applicable to each Company.  The Companies have made available to Purchaser true and complete copies of such insurance policies and fidelity bonds.

4.21           Accounts Receivable and Payable.

(a)           Subject to any reserves set forth in the Financial Statements, all accounts receivable of each Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms.  None of the accounts receivable of each Company (i) to the Knowledge of the Companies are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)           All accounts payable of each Company reflected in the Balance Sheet are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.22           Related Party Transactions.  Except as disclosed on Schedule 4.22, and except with respect to the ownership rights in the Companies of Seller and with respect to the rights of Employees to payroll compensation and benefits, no employee, officer, director, manager, member or shareholder of any Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any Company nor does any Company owe any amount to, or has any Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement with any Company, (iii) owns any property or right, tangible or intangible, that is used by any Company or (iv) has any claim or cause of action against any Company.

4.23           Company Merchants, Suppliers and Certain Data.

(a)           Schedule 4.23(a) sets forth a list of the ten (10) largest Company Merchants, as measured by the gross revenues received by the Companies with respect to the Company ATM’s located on the premises of such Company Merchants during the most recently completed fiscal year and the current fiscal year-to-date of the Companies.

(b)           Schedule 4.23(b) sets forth a list of the ten (10) largest suppliers to the Companies of inventory, materials and services, as measured by the dollar amount of purchases by the Companies from such suppliers, during the most recently completed fiscal year and the current fiscal year-to-date of the Companies.

(c)           Except as disclosed on Schedule 4.23(c), since the Balance Sheet Date, no Company Merchant listed on Schedule 4.23(a) or supplier listed on Schedule 4.23(b) has cancelled or otherwise terminated its relationship with the Companies or materially reduced or changed the pricing or other terms of its business with the Companies and no such customer or supplier has notified the Company in writing that it intends to cancel, terminate or materially reduce or change the pricing or other terms of its business with the Companies.

(d)           The data and other information set forth in the spreadsheets posted in the Data Room under the following Index Numbers are complete and accurate in all material respects as of the dates and for the time periods indicated therein: (A) Index No. 4.4.4.1 (Client Profitability September 2010 – February 2011), (B) Index No. 4.4.7 (Transaction Dashboard Report – March 2011), (C) Index No. 4.4.9 (Site Reports) presented in separate reports for (i) Speedway (Index No. 4.4.9.1), (ii) Sunoco (Index No. 4.4.9.2) and (iii) Cumberland Farms (Index No. 4.4.9.3), (D)
Index No. 4.4.10 (Site Rent by Location), (E) Index No. 4.13 (Excel Template Document setting forth Monthly Count, Transactions by Type) and (F) Index No. 4.21 (Merch Location ATM).

4.24           Banks; Power of Attorney.  Schedule 4.24 contains a complete and correct list of the names and locations of all banks in which any Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Schedule 4.24, no person holds a power of attorney to act on behalf of any Company.

4.25           Vault Cash.  The Companies do not own any of the Vault Cash.  All Vault Cash is supplied by an unrelated third party pursuant to the terms of a Vault Cash Agreement.  Attached hereto as Schedule 4.25 is a schedule reflecting the daily balances of Vault Cash for each day during the most recent three months for all Company ATM’s other than those expressly excluded on Schedule 4.25.  The aggregate amount of Vault Cash is equal to and agrees with the Vault Cash balances as determined in accordance with the terms of the Vault Cash Agreements.

4.26           Pipeline of New Prospects.  Attached hereto as Schedule 4.26 (the “Pipeline Schedule”) is a schedule of prospective Company Merchants.  Certain details related to these prospective Company Merchants have been redacted from Schedule 4.26 to protect the confidentiality of the information thereon.   The Companies have initiated discussions with one or more individuals at each of the prospective Company Merchants identified on Schedule 4.26 who are, to the Knowledge of the Companies, in a position with such Company Merchant (or are authorized agents or representatives of such Company Merchant) that would be considered appropriate (as reasonably determined) for the maintenance of discussions with respect to a potential Company Merchant Agreement.  To the Knowledge of the Companies, no such prospective Company Merchant has notified the Companies, Seller or any of their respective representatives in writing that such prospective Company Merchant desires to discontinue further discussions with respect to a potential Company Merchant Agreement.   Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no representation (express or implied) is made with respect to the likelihood of entering into a Company Merchant Agreement with any such prospective Company Merchant, nor is any guarantee (express or implied) made with respect to the ability of either of the Companies to enter into a Company Merchant Agreement with any such prospective Company Merchant.

4.27           Theft.  Except as set forth on Schedule 4.27, since January 1, 2010, the Companies have not experienced any theft of any ATM’s owned by the Companies and/or the theft of any Vault Cash from any ATM’s.  To the extent the Companies have had any such thefts, Schedule 4.27 identifies the date of such theft, the store at which such theft occurred, a brief description of the nature of the loss, and the dollar amount of such loss.

4.28           Full Disclosure.  No representation or warranty of the Companies or Seller contained in this Agreement contains an untrue statement of a material fact or knowingly omits to state a material fact necessary to make the statements contained herein not misleading.

4.29           Financial Advisors.  Except for Financial Technology Partners LP and FTP Securities LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the date hereof:

5.1           Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2           Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.

5.3           Conflicts; Consents of Third Parties.

(a)           Except for filings and notifications required under the HSR Act, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the charter documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)           Except for filings and notifications required under the HSR Act, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, including with respect to the HSR Act, is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby.

5.4           Litigation.  There are no Legal Proceedings pending or, to the actual knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5           Investment Intention.  Purchaser is acquiring the EDC Securities for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Purchaser understands that the EDC Securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.  Purchaser is an accredited investor (as such term is defined in the rules and regulations under the Securities Act).

5.6           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.7           Financing.  Purchaser acknowledges that its obligations under this Agreement are not in any way contingent upon its obtaining financing for its obligations hereunder.  Purchaser has sufficient capital resources available to it, and such resources are usable for the transactions contemplated hereby, in order to consummate such transactions in a timely fashion, and Purchaser will have such resources available to it at the Closing.

5.8           Full Disclosure.  No representation or warranty of Purchaser contained in this Agreement contains an untrue statement of a material fact or knowingly omits to state a material fact necessary to make the statements contained herein not misleading.

5.9           Disclaimer.  The representations and warranties of Seller and the Companies set forth in Article III and Article IV are the only representations and warranties made by Seller and the Companies in connection with the transactions contemplated by this Agreement.  Except as specifically set forth in this Agreement, the condition of the Companies and their business and assets shall be “as is” and “where is” and with all faults.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR THE COMPANIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE COMPANIES, INCLUDING THE CONDITION OF THEIR ASSETS, THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE.  Purchaser acknowledges that it has made its own determination as to the value of the Companies and the EDC Securities, and is not relying on any information (with the exception of only the representations and warranties of Seller and the Companies specifically contained in this Agreement) as to the Companies’ past or present profitability or business prospects.  Except as explicitly provided in Section 4.26 (subject to the proviso contained therein), neither Seller nor the Companies is directly or indirectly making any representations or warranties regarding any pro forma financial information, financial projections or other forward looking statements regarding the Companies, their business or their assets.

ARTICLE VI

COVENANTS

6.1           Access to Information; Confidentiality.  The Companies shall afford to Purchaser and its accountants, counsel, financing sources, financial advisors and other representatives, reasonable access, during normal business hours upon reasonable prior notice throughout the period prior to the Closing or earlier termination of this Agreement, to the  properties and facilities, books, financial information, and records of the Companies and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Companies as Purchaser shall reasonably request; provided, however, such investigation and access shall be granted to Purchaser only through the Companies’ designated representatives and in a manner that does not unreasonably disrupt the business of the Companies.  Prior to the Closing or earlier termination of this Agreement, the Companies shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company.

6.2           Conduct of the Business Pending the Closing.

(a)           Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing or earlier termination of this Agreement, the Companies shall and Seller shall cause the Companies to:

(i)       conduct the businesses of the Companies only in the Ordinary Course of Business, including, without limitation, maintaining Vault Cash Balances in the Company ATM’s in a manner consistent with past practices and as necessary to minimize periods in which any Company ATM is empty of Vault Cash;

(ii)       use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Companies and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii)       maintain (A) all of the assets and properties of, or used by, the Companies in their current condition, ordinary wear and tear excepted (excepting the sale of inventory in the Ordinary Course of Business and the sale of obsolete equipment that is being simultaneously replaced with suitable replacement equipment), and (B) insurance upon all of the properties and assets of the Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)       (A) maintain the books, accounts and records of the Companies in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures each in the Ordinary Course of Business and without discounting or accelerating payment of such accounts except as consistent with Ordinary Course of Business, and (C) use commercially reasonable efforts to comply in all material respects with all contractual and other obligations of the Companies; and

(v)       comply in all material respects with all applicable Laws.

Notwithstanding the foregoing or anything in this Agreement to the contrary (including, without limitation, Section 6.2(b) below), the Companies shall be free to distribute cash and take actions with respect to Company Indebtedness and Company Expenses, even if not in the Ordinary Course of Business, but in each case subject to (A) the adjustments to the Purchase Price that will be required by Section 2.2 or Section 2.4 as a result thereof and (B) the overall limitation that no such distribution of cash or such taking of actions with respect to Company Indebtedness or Company Expenses shall be permitted if it (i) will result in the Purchase Price being adjusted to an amount less than $80,000,000 or (ii) could result in a Material Adverse Effect.

(b)           Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser (not to be unreasonably withheld, delayed or conditioned), the Companies shall not, and Seller shall cause the Companies not to:

(i)       repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any Company;

(ii)      transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, any Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, any Company;

(iii)     amend the certificate of incorporation, certificate of formation, by-laws, limited liability company operating agreement, or equivalent organizational or governing documents of any Company;

(iv)     (A) increase the salary or other compensation of any director, officer or employee of any Company (B) except to the extent paid in full at or prior to the Closing, grant any bonus, benefit or other compensation to any director, officer, employee or consultant that is not required by a binding contractual obligation of the Companies, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of any Company or otherwise modify or amend or terminate any such plan or arrangement, (D) enter into any employment or compensation agreement or arrangement with any directors or officers of any Company (or amend any such agreement to which any Company is a party) or (E) hire any new employee;

(v)      issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness, other than in the Ordinary Course of Business;

(vi)     acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, any Company, other than in the Ordinary Course of Business;

(vii)    enter into or agree to enter into any merger or consolidation with any corporation or other entity, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person.

(viii)   cancel or compromise any debt or claim or waive or release any material right of any Company except in the Ordinary Course of Business;

(ix)      make a change in its accounting reporting principles, methods or policies;

(x)       make, change or revoke any Tax election or change any aspect of its method of accounting, unless otherwise required under applicable Law;

(xi)      enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any individual;

(xii)     terminate, amend, or restate any rights or waive any material right under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

(xiii)    change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv)    take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv)     enter into any Contract that would constitute a Material Contract for purposes of Section 4.14(a) had such Contract been in existence on the date hereof; or

(xvi)    agree to do anything prohibited by this Section 6.2.

6.3           Third Party Consents.  Seller and the Companies shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons, including Governmental Bodies, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.2(b) and 4.3(b) hereof.  As soon as practicable following the date of this Agreement, Purchaser, Seller and the Companies shall reasonably cooperate in good faith to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby.  Each party warrants that all such filings shall be, as of the date filed, in form and substance in accordance with the requirements of the HSR Act in all material respects.  Each of Purchaser, Seller and the Companies agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Seller and the Companies, the business of owning, managing and operating the Company ATM’s) as may be required of each of them to file such notifications and other information and any additional information requested by such agencies under the HSR Act.  As required by the terms of the HSR Act, Purchaser will fund the payment of the filing fees in connection with all notifications and filings under the HSR Act; provided, however, Seller agrees to reimburse to Purchaser 50% of the filing fees in connection with all notifications and filings under the HSR Act on the date that such notifications and filings are filed.

6.4           Further Assurances.  Each of Seller, the Companies and Purchaser shall use its respective commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5           No Shop.  Seller and the Companies shall not, and shall not permit any of their Affiliates to, directly or indirectly, encourage, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, or enter into any agreement with, any Person (other than the Purchaser and its Affiliates and their respective directors, officers, employees, representatives and agents) in connection with any exchange, merger, sale of material assets, sale of securities, acquisition of beneficial ownership of, or the right to vote securities, liquidation, dissolution or similar transaction involving, the Companies from the date hereof to the Closing or earlier termination of this Agreement.

6.6           Non-Competition; Non-Solicitation; Confidentiality.

(a)           For a period of two (2) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of owning and operating ATM’s (other than Permitted Gaming Cash Dispensers) located at retail or other business locations anywhere in the United States or anywhere where the Companies currently do business (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.6(a) shall not restrict the acquisition by Seller or any such Affiliates, directly or indirectly, of less than five percent (5%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; provided further, that the restrictions contained in this Section 6.6(a) shall not in any way restrict Seller or any such Affiliates in connection with their continued ownership of any of Passbox, LLC, EDC, LLLP, American Gaming Systems LLC or Solutions360 Inc. to

the extent of the existing business operations and activities of such entities as currently conducted and (i) in the case of Passbox, LLC, to the extent of anticipated future activities in the realm of providing digital prepaid technology and solutions related to connecting a variety of marketers with in-store consumers via a variety of clerk-assisted and self service mechanisms (which may include third party ATM’s) and (ii) in the case of EDC, LLLP, to the extent of anticipated future activities in the realm of providing automated ticket provision and redemption solutions for gaming applications, which may include the use of Permitted Gaming Cash Dispensers.  Seller agrees to use its reasonable efforts to provide to Purchaser a right of first refusal to provide the processing services for the ATM functions included in any Permitted Gaming Cash Dispenser installed by EDC, LLLP during the two (2) year period following the Closing Date.  As used in this Section 6.6(a), the following terms will have the meanings indicated below:

(i)      “Gaming Cash Dispenser” shall mean any ATM that is used in conjunction with a video gambling terminal, video lottery terminal or other terminal for gambling that provides, in addition to traditional automated teller machine functions, a service for dispensing cash (or a ticket, card or other electronic code that may be converted into cash or used to purchase goods or services) as the winnings from playing on such video gambling terminal, video lottery terminal or other terminal for gambling.

(ii)     “Permitted Gaming Cash Dispenser” shall mean any Gaming Cash Dispenser installed and operated in a business establishment that is (A) licensed to serve alcohol beverages and (B) located in a Carve Out State.

(iii)    “Carve Out State” shall mean (A) Illinois and (B) up to four (4) additional States that may be hereafter designated in a written notice from Seller to Purchaser; provided, however, in no event shall Nevada ever be a Carve Out State.

(b)           For a period of two (2) years from and after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of any Company to leave such employment; provided, however, this restriction shall not prohibit general solicitations for employment not specifically targeted at such employees; or (ii) cause, induce or encourage any material actual customer or supplier of any Company or any other Person who has a material business relationship with any Company, to terminate or modify any such actual relationship.

(c)           From and after the Closing Date, Seller shall not and shall use commercially reasonable efforts to cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  Seller shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law, subpoena or other judicial process; provided, however, that in the event disclosure is required by applicable Law, subpoena or other judicial process, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order at Purchaser’s sole cost.  For purposes of this Section 6.6(c), “Confidential Information” means any proprietary information with respect to any Company that has economic value, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public after the date of this Agreement other than as a result of a disclosure not otherwise permissible hereunder, or (iii) becomes available on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

(d)           Seller shall cause each of the Specified Affiliates to execute and deliver to Purchaser at the Closing a written agreement in a form approved by Purchaser whereby each such Specified Affiliate personally undertakes, for the benefit of Purchaser, to comply with all of the covenants and restrictions undertaken by Seller and its Affiliates pursuant to the terms of Section 6.6(a), (b) and (c).  As used herein, the term “Specified Affiliate” shall mean each of Alpine Investors III, L.P. (exclusive of its portfolio companies), Alpine General Partner III, L.P., Graham Weaver, Mark Hoppe, Mark Strauch, Ed Page, Mike Hudkins and Jeffrey Keith.

(e)           The covenants and undertakings contained in this Section 6.6 relate to matters which are of a special, unique and extraordinary character and a violation of the terms of this Section 6.6 will cause irreparable injury to Purchaser, the amount of which will be difficult to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.6 will be inadequate.  Therefore, Purchaser may be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of a breach of this Section 6.6 without the necessity of proving actual damage.  The rights and remedies provided by this Section 6.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(f)      The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, or a specified business limitation of this Section 6.6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, or business limitation which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.7           Preservation of Records.

(a)           Subject to any retention requirements relating to the preservation of Tax records, Seller and Purchaser agree that each of them shall (and shall cause the Companies to) preserve and keep the records held by them relating to the  business of the Companies for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller, any Company or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event Seller or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within sixty (60) days after the date of such notice.

(b)           After the Closing, upon reasonable prior written notice, Purchaser shall make available to Seller and its accountants, attorneys and representatives, any of the documents, files, books and records of the Companies (or copies thereof) delivered or furnished to Purchaser at the Closing as is necessary for the preparation and filing of any Tax or financial returns, reports or forms or the defense of any Tax claim, audit, proceeding or assessment, at any reasonable time during normal business hours.

(c)           If Seller or Purchaser (the “Litigant”) becomes engaged or participates in any litigation or claim with any third party in respect of any Company or its business as conducted on or prior to the Closing Date, the other party shall cooperate with the Litigant in all reasonable respects in connection therewith, including making available relevant documents, books and records and employees who may reasonably be helpful with respect to such litigation or claim.

6.8           Publicity.  None of Purchaser, Seller or any Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the rules of the stock exchange on which the stock of Purchaser (or its parent company) is listed.

6.9           Notification of Certain Matters; Updates to Schedules.  From the date hereof until the Closing (or the termination of this Agreement in accordance with the terms hereof), Seller shall give notice to Purchaser and Purchaser shall give notice to Seller, as promptly as reasonably practicable upon obtaining knowledge of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of Seller, the Companies or Purchaser related to this Agreement or the transactions contemplated hereby.  On or prior to the Closing Date, Seller shall be permitted to amend or supplement the Schedules hereto by written notice to Purchaser but only to the extent any such amendment or supplement is made as a result of events occurring after the date of this Agreement (and not as a result of errors in the Schedules delivered on the date of this Agreement and discovered after the date of this Agreement or as a result of any breach by Seller or the Companies of any covenant contained in this Agreement).  Any Schedule that is amended or supplemented as permitted by the immediately preceding sentence shall not be effective for purposes of applying the provisions of Section 7.1(a); however, if the Closing occurs after Seller amends or supplements any Schedules in accordance with and as permitted by the immediately preceding sentence, then any such amendment or supplement will be effective to cure and correct for all purposes any breach of any representation or warranty that would have existed if Seller had not made such amendment or supplement, and all references to any section of the Schedules hereto that is so supplemented or amended shall for all purposes after the Closing be deemed to be a reference to such section of the Schedules as so supplemented or amended.

6.10           Indemnification of Officers and Directors. Purchaser shall cause each Company to ensure that (a) all rights to indemnification now existing in favor of any individual who, at or prior to the Closing, was a manager, member, director or officer of the Company or who, at the request of the Company, served as a trustee or fiduciary of any employee benefit plan or trust associated therewith (collectively, with such individual’s heirs, executors or administrators, the “D&O Indemnified Persons”), as provided in each Company’s certificate of incorporation, certificate of formation, by-laws or limited liability company operating agreement (as applicable) as of the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and (b) the provisions with respect to indemnification and limitations on liability set forth in each Company’s certificate of incorporation, certificate of formation, by-laws or limited liability company operating agreement (as applicable) shall not be amended, repealed or otherwise modified in any material respect; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.  Notwithstanding the foregoing, in the event Purchaser or any Company, or any of their respective successors or assigns, consolidates with or merges into any other Person or transfers all or substantially all of its properties or assets to any Person, then, and in each case, Purchaser shall use commercially reasonable efforts to cause such successors and assigns of Purchaser or the applicable Company, as the case may be, to honor the indemnification obligations of Purchaser under this Section 6.10 and the indemnification obligations of each Company under any such indemnification agreement and the provisions with respect to indemnification and limitations on liability set forth in each Company’s certificate of incorporation, certificate of formation, by-laws or  limited liability company operating agreement (as applicable).

6.11           Auction Confidentiality Agreements.  On the Closing Date, Seller shall, to the extent permitted by the terms of the Auction Confidentiality Agreements, assign to the Companies, or designate the Companies as intended third party beneficiaries under, the confidentiality agreements entered into between Seller and certain third party prospective bidders in connection with the Auction (collectively, the "Auction Confidentiality Agreements") insofar as the Auction Confidentiality Agreements pertain to (x) any Confidential Information (as defined in such Auction Confidentiality Agreements) or other confidential or proprietary information of, involving or otherwise related to the Companies, (y) any employees of any Company, or (z) any covenants, agreements or indemnities set forth in such Auction Confidentiality Agreements involving or otherwise related to, any Company or any transaction or potential transaction pertaining thereto and covered by such Auction Confidentiality Agreements, provided that this Section 6.11 shall not apply to Confidential Information of Seller.  Promptly after the Closing, but in no event later than five (5) Business Days thereafter, Seller shall notify, to the extent not previously notified, each other Person who is a party to an Auction Confidentiality Agreement to promptly return to Seller or destroy any Confidential Information, and all written or recorded copies thereof and written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever based upon, containing or otherwise reflecting any Confidential Information, subject to the terms of the applicable Auction Confidentiality Agreement.  Seller shall not waive or modify any provisions of any Auction Confidentiality Agreement that relate to any Confidential Information pertaining to any of the Companies.

6.12           Non-Compete and Non-Solicitation Covenants from Company Employees.  On the Closing Date, Seller shall assign to the Companies, or designate the Companies as intended third beneficiaries under, any Applicable Covenants previously made to Seller (or any of its Affiliates other than the Companies) by any Company Employee in a written Employment Agreement, Purchase Agreement or other Contract.  As used in this Section 6.12, the term “Applicable Covenants” shall mean (i) any covenant to refrain from engaging in or otherwise competing with the business of owning, managing, operating and/or exploiting ATM’s and (ii) any covenant to refrain from soliciting the employees of the Companies or any employees of Seller that are engaged in the business of  owning, managing, operating and/or exploiting ATM’s.

6.13           Good Standing.  On or before the Closing Date, Seller will obtain a good standing certificate from the applicable state authority with respect to (i) Efmark in Maryland, Minnesota, New York, Ohio and West Virginia and (ii) EDC ATM in all States of the United States other than Alaska and the Qualified States.

6.14           Passbox Agreement.  As soon as reasonably practicable following the Closing Date, Purchaser will cause EDC ATM, and Seller will cause Passbox, LLC, to use commercially reasonable efforts to negotiate an agreement with respect to the products/services of Passbox, LLC; provided, however, that neither EDC ATM nor Passbox, LLC shall be under any obligation to enter into any such agreement.

6.15           Passbox Office Lease.  On or before the Closing Date, Seller will cause EDC ATM and Passbox, LLC to execute and enter into a written sublease agreement whereby the oral agreement referenced in Schedule 4.22 concerning Passbox, Inc.’s use of certain space in EDC ATM’s lease space in Walnut Creek, CA is placed into a binding written agreement in form reasonably approved by Purchaser.

6.16           Consent to use of Financial Statements.  Seller shall use commercially reasonable efforts to cause Seller’s auditors, Grant Thornton LLP, to consent to the use of the audited financial statements previously prepared by Grant Thornton LLP with respect to the Companies by Purchaser in its filings with the Securities and Exchange Commission.

6.17           Disposition of the Gaming Division.  On or before the Closing Date, Seller shall purchase the Gaming Division from EDC ATM for a cash purchase price of $200,000 and shall thereafter take such actions as may be necessary to fully and completely transfer, assign and convey to Seller any and all assets, rights, properties, liabilities, obligations, duties and responsibilities of the Companies that relate to, derive from or arise out of the Gaming Division to the extent not previously done prior to the date of this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Seller and the Companies qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Seller and the Companies shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, any Company, or Purchaser, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           Purchaser shall have received a certificate signed by each Company and Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a) and 7.1(b) have been satisfied;

(e)           Seller and the Companies shall have obtained those consents listed on Schedule 7.1(e) in a form reasonably satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser, and the expiration or early termination of the waiting period under the HSR Act shall have occurred;

(f)           Purchaser shall have received the written resignations of each of the directors, managers and officers of each Company identified by Purchaser prior to Closing;

(g)           each of Seller and the Escrow Agent shall have entered into and executed the Escrow Agreement in a form mutually agreeable to Purchaser, Escrow Agent and Seller;

(h)           Purchaser shall have received the items listed in Section 2.6; and

(i)            Seller shall have received and provided a copy to Purchaser of a signed “no change letter” from the Internal Revenue Service that is not expressly subject to further Internal Revenue Service approval, including Form 4549-A, showing no material changes or additional Taxes in excess of $50,000 to Efmark’s Forms 1120 as filed for the tax years ending December 31, 2008 and December 31, 2009; provided, however, if such “no change letter” has not been received prior to the date that all of the other conditions to Closing set forth in this Article VII have been satisfied or waived (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), then (x) the condition set forth in this Section 7.1(i) shall be deemed to have been satisfied and (y) Purchaser shall deposit from the Purchase Price cash in an amount equal to Fifteen Million Dollars ($15,000,000.00) with the Escrow Agent pursuant to a separate escrow agreement (on substantially the same terms as the Escrow Agreement), with such amount to be held by the Escrow Agent pursuant to such separate escrow agreement until the earlier of (x) receipt of the “no change letter” described above or (y) expiration of the statute of limitations (including any applicable extensions of time granted for the assessment of Taxes) with respect to the federal income Taxes of Efmark for the tax years ending December 31, 2008 and December 31, 2009.

7.2           Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)           no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller, any Company, or Purchaser, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the Companies and Seller shall have received a certificate signed by Purchaser, in form and substance reasonably satisfactory to the Companies and Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) and 7.2(b) have been satisfied;

(e)           the Companies and Seller shall have received all of the items listed in Section 2.7;

(f)           Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement in a form mutually agreeable to Seller, Escrow Agent and Purchaser; and

(g)           Purchaser shall have delivered the Closing Payment pursuant to Section 2.3.

ARTICLE VIII

INDEMNIFICATION

8.1           Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Purchaser Document shall survive the Closing for a period of twelve (12) months following the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties of Seller set forth in Sections 3.1 (Authorization of Agreement), 3.3 (Ownership), 4.2 (Authorization of Agreement), 4.4 (Capitalization) 4.10 (Taxes), 4.15 (Employee Benefit Plans) and 4.19 (Environmental) (such representations and warranties, the “Fundamental Representations”) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations (including any applicable extensions of time granted for the assessment of Taxes) with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 8.2(a)(i) and 8.2(b)(i) will not terminate with respect to any Losses as to which the Person to be indemnified shall have given written notice (stating in reasonable detail the basis of the claim for indemnification and an identification of the applicable section of this Agreement implicated thereby) in good faith to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2           Indemnification.

(a)           Subject to Sections 8.1, 8.3, 8.4 and 8.6 hereof, Seller agrees to indemnify and hold Purchaser, the Companies, and their respective Affiliates, agents, attorneys, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses (including diminution in value), liabilities, judgments, damages, interest, fines, penalties, lawsuits, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other applicable professionals’ fees), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), actually incurred as a result of:

(i)       the breach or inaccuracy of any of the representations or warranties made by Seller in this Agreement or in any Seller Document or Company Document;

(ii)      the breach or nonperformance of any covenant or other agreement on the part of Seller or (prior to the Closing) any Company under this Agreement or any Seller Document or Company Document; provided that, in no event shall Seller be responsible for any breach by any Specified Affiliate of such Specified Affiliate’s agreement described in Section 6.6(d) hereof ;

(iii)     any fees, commissions, or like payments by any Person having acted as a broker, finder or financial advisor for Seller or any Company in connection with the transactions contemplated by this Agreement (including the fees, commissions or like payments of Financial Technology Partners LP and FTP Securities LLC);

(iv)     any Person claiming to own or have any right, option or other entitlement prior to the Closing to any capital stock of, membership interest in or any other ownership interest in any Company, other than with respect to EDC Securities owned by Seller;

(v)      any and all Taxes of the Companies (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing

Date (determined as provided in Section 8.6(b), except to the extent that such Taxes are taken into account in the determination of the Closing Working Capital;

(vi)       any and all Taxes imposed on any member of a consolidated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, by reason of the liability of such Company, pursuant to Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision under foreign, state or local Law), except to the extent that such Taxes are taken into account in the determination of the Closing Working Capital;

(vii)      any and all Company Indebtedness and Company Expenses that are not deducted from the Purchase Price pursuant to Section 2.2 or Section 2.4; and

(viii)     any of the following matters:

(A)     the EDC Holding Company, LLC 2010 Unit Option Plan;

(B)      any (i) contractual obligations owed to Mark Strauch and/or Ed Page and (ii) obligations under the Efmark Group Long term Disability Plan and the Efmark Group Life and Accidental Death and Dismemberment Plan (both of which are applicable to Mark Strauch only);

(C)      any contractual payment obligations that become payable solely on account of the occurrence of the transaction contemplated by this Agreement, including, without limitation, (i) any change of control payments due under the agreements listed in Schedule 4.14(a)(ix) and (ii) any transaction benefits that are payable under the agreements listed on Schedule 4.15;

(D)      any obligations of the Companies under that certain Second Amended and Restated Limited Liability Company Operating Agreement for Seller, including, without limitation, the obligation to pay a management fee of $200,000 to Alpine Management Services II, LLC;

(E)       the proceedings and threatened proceedings listed directly or by cross-reference on Schedule 4.17;

(F)      (i) the ownership, operation, exploitation, financing or development of, or other activities associated with, the Gaming Division, whether occurring on, before or after the Closing Date, (ii) the sale, transfer, assignment or other disposition of the Gaming Division by the Companies and (iii) any debt, liabilities or other obligations associated with or related to the Gaming Division;

(G)      The loss by the Companies of their respective rights under any of the Missing Contracts at any time on or before the first anniversary of the Closing Date.

For purposes of Section 8.2(a)(i), the representations and warranties made by Seller in this Agreement shall not be deemed qualified by any references to materiality or to Material Adverse Effect.

(b)           Subject to Sections 8.1, 8.3, and 8.4, Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, attorneys, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable the Seller Indemnified Parties the amount of any and all Losses actually incurred as a result of:

(i)      the breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document;

(ii)      the breach or nonperformance of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document; and

(iv)           any fees, commissions, or like payments by any Person having acted as a broker, finder or financial advisor for the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.

8.3           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third party claim may be asserted in good faith by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII except to the extent that the indemnifying party can reasonably demonstrate actual loss and prejudice as a result of such failure.

(b)           In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt written notice of any Third Party Claim shall not release or waive the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can reasonably demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim notify in writing the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim diligently and timely thereafter in order to preserve its rights in this regard.

(c)           If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable actually incurred expenses of defending such Third Party Claim upon submission of periodic bills, but only if the indemnifying party is otherwise obligated to indemnify the indemnified party hereunder.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may, at its own expense, participate in, but not control, the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties (in addition to the indemnifying party’s own counsel) in connection with any Third Party Claim.

(d)           The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent (which shall not unreasonably be withheld, conditioned or delayed) of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(e)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated between the parties, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with this Agreement.

8.4           Limitations on Indemnification.

(a)           An indemnifying party shall not have any liability under Sections 8.2(a)(i) or 8.2(b)(i), as applicable, unless and until the aggregate amount of Losses incurred by the indemnified party(ies) and indemnifiable under Sections 8.2(a)(i) or 8.2(b)(i), as applicable, exceeds Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Basket”); provided, however, if the aggregate amount of Losses incurred by the indemnified party(ies) and indemnifiable under Sections 8.2(a)(i) or 8.2(b)(i), as applicable, should exceed the Basket, then the indemnifying party shall be required to pay all of the Losses in excess of the amount of the Basket (i.e., a true deductible and not a tipping basket) that are subject to indemnification under Sections 8.2(a)(i) or 8.2(b)(i), as applicable; provided further, however, an indemnifying party shall be liable under Section 8.2(a)(i) or 8.2(b)(i), as applicable, for all Losses incurred for breaches of the Fundamental Representations (other than breaches of Section 4.15 (Employee Benefit Plans), to which the Basket shall apply), including any amounts that are less than the Basket, without regard to whether or not the aggregate amount of Losses incurred by the indemnified party(ies) and indemnifiable under Sections 8.2(a)(i) or 8.2(b)(i), as applicable, should ever exceed the Basket.

(b)           Neither Seller nor Purchaser shall be required to indemnify any Person under Sections 8.2(a)(i) or 8.2(b)(i), as applicable, for an aggregate amount of Losses exceeding an amount equal to Twelve Million and 00/100 Dollars ($12,000,000.00) (the “Cap”); provided, however, that the Cap shall not apply to Losses incurred for breaches of the Fundamental Representations (other than breaches of Section 4.15 (Employee Benefit Plans), to which the Cap shall apply).  In no event shall Seller’s or Purchaser’s aggregate liability for indemnification under or pursuant to this Article VIII exceed the Purchase Price.

8.5           Escrow.

(a)           On the Closing Date, Purchaser shall, on behalf of Seller, pay to Wells Fargo Bank, National Association, as escrow agent to Purchaser and Seller pursuant hereto (the “Escrow Agent”), in immediately available funds, to the interest bearing account established and designated by the Escrow Agent, an amount equal to Twelve Million and 00/100 Dollars ($12,000,000.00), in accordance with the terms of this Agreement and an escrow agreement to be in form and substance mutually acceptable to the parties, which will be executed at the Closing, by and among Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”).

(b)           Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article VIII,  as may be finally determined pursuant to this Article VIII, shall be satisfied first by release of funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is jointly given to the Escrow Agent by Seller and the applicable Purchaser Indemnified Party and shall accordingly reduce the Escrow Amount.  On the Expiration Date, the Escrow Agent shall release the Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim due or owing in accordance with the terms of this Agreement) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent in the Escrow Account) equal to the amount of claims for indemnification under this Article VIII asserted in writing prior to the Expiration Date but not yet resolved (“Unresolved Claims”).  The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.  Under no circumstances shall the Escrow Agreement serve to create or imply an agreement to create any type of limitation on the liabilities and obligations of Seller under this Agreement to the amount of funds held in escrow under the Escrow Agreement.  Seller’s liabilities under this Agreement shall apply irrespective of whether such liabilities may exceed the amount of funds held in escrow pursuant to the terms of the Escrow Agreement.

8.6           Tax Matters.

(a)           Filing of Tax Returns; Payment of Taxes.

(i)       Seller shall timely file all Tax Returns for taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date (taking into account any extensions) and shall pay or cause to be paid all Taxes due thereon, except that Purchaser shall pay such Taxes to the extent that such Taxes are taken into account in the determination of the Closing Working Capital.  Unless otherwise required by applicable Law, all such Tax Returns (including, for purposes of this Section 8.6 , any amendments thereto) shall be prepared in a manner consistent with prior practice of the Companies.  Seller shall provide Purchaser with copies of such completed Tax Returns at least thirty (30) days prior to the due date for filing thereof (or if a Tax Return is due within 45 days after the Closing Date, as soon as practical after the Closing Date), along with supporting work papers, for Purchaser’s review and approval.  Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved by the Arbiter in accordance with Section 8.6(d), which resolution shall be binding on the parties.

(ii)       Except as otherwise provided in Section 8.6(a)(i), Purchaser shall cause to be timely filed all Tax Returns required to be filed by each Company after the Closing Date with respect to taxable periods ending after the Closing Date, including any Straddle Periods, and, subject to the rights to payment from Seller under Section 8.6(a)(iii), Purchaser shall pay or cause to be paid all Taxes shown due thereon.  Unless otherwise required by applicable Law, all such Tax Returns shall be prepared in a manner consistent with prior practice of the Companies.  The Purchaser shall provide Seller with copies of such completed Tax Returns for any Straddle Periods, at least thirty (30) days prior to the due date for filing thereof (or if a Tax Return is due within 45 days after the Closing Date, as soon as practical after the Closing Date), along with supporting work papers, for Seller’s review and approval.  Seller and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Seller and Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved by the Arbiter in accordance with Section 8.6(d), which resolution shall be binding on the parties.

(iii)       Not later than three (3) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.6(a)(ii), Seller shall pay to Purchaser the amount of Taxes due with respect to such Tax Returns (and in the case of a Straddle Period, allocable to the portion of the period ending on the Closing Date in accordance with Section 8.6(b)), that are allocable to the period prior to and including the Closing Date, except to the extent that such Taxes are taken into account in the determination of the Closing Working Capital.

(b)           Straddle Period Tax Allocation.  Each Company will, unless prohibited by applicable Law, close the taxable period of such Company as of the close of business on the Closing Date, and such period shall be treated as a “Short Period.”  In any case where applicable law does not permit either Company to treat the Closing Date as the last day of a Short Period, or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Seller for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of each Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and the portion of such Taxes that is attributable to the operations of either Company for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the number of days in the entire Straddle Period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period was a separate taxable period determined on a closing of the books method.  “Interim Period” means with respect to any Taxes imposed on either Company on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date, and the period of time beginning on the first day after the Closing Date with respect to any actual taxable period that includes (but does not end on) the Closing Date and ending on the last day of such actual taxable period, as the case may be.

(c)           Tax Sharing Agreements.  Seller and the Companies shall, as of the Closing Date, terminate any tax allocation or tax sharing agreements with respect to the Companies and shall ensure that such agreements are of no further force or effect as to the Companies on and after the Closing Date and there shall be no further liability of the Companies under such agreement.

(d)           Reimbursement of Taxes due to Pre-Closing Consolidated, Combined, or Unitary Group Status.  Seller shall pay to Purchaser the amount of any unpaid Taxes imposed on the Companies or on Purchaser that are attributable to any Company’s inclusion in a consolidated, combined, or unitary group prior to the Closing Date to the extent such Taxes exceed the amount of Taxes that would have been imposed if the Companies had never been part of a consolidated group subject to Treasury Regulations promulgated pursuant to Section 1502 of the Code, or part of a unitary group or combined group for state, local, or foreign tax purposes.

(e)           Reimbursement for Carry Backs.  If, in any period commencing after the Closing Date, either Company earns any credit or recognizes any loss which cannot be applied against its tax liability for such period, and it is permitted by law to carry back such loss or credit to a period ending on or prior to the Closing Date, and if Seller shall receive a tax refund or any other tax benefit for the period to which such credit or loss is properly carried back, then Seller shall immediately remit to the Purchaser the amount of such tax refund or other tax benefit (net of any Taxes incurred by Seller with respect to the receipt of such refund) attributable to such carry back.  Seller agrees that it will cooperate with the Purchaser and the Companies and their respective representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of, and (ii) any administrative or judicial proceedings involving, any Tax Return or information filed or required to be filed by or for the Companies or the Purchaser.  Purchaser will indemnify Seller for any and all Losses incurred by Seller resulting from any subsequent disallowance or adjustments of such refund or other tax benefit that has been previously remitted by Seller to the Companies in accordance with this Section 8.6(e).  Notwithstanding anything to the contrary herein, unless otherwise required by law, neither Seller nor Purchaser shall, for federal income tax purposes, carryback any loss or credit to the 2008 or 2009 tax years of Efmark.

(f)           Tax Proceedings.  In the case of any audit, examination, or other proceeding (“Tax Proceeding”) with respect to Taxes for which Seller is solely liable pursuant to this Agreement and for all taxable periods of the Companies ending on or before the Closing Date, Purchaser shall promptly inform Seller, and shall afford Seller, at Seller’s expense, the opportunity to control the conduct of such Tax Proceedings to the extent such Tax Proceedings may affect the amount of Taxes for which Seller is liable pursuant to this Agreement or may affect the Taxes of any direct or indirect equity owners of Seller.  Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Proceedings over which Seller has control pursuant to this Section 8.6(f).  Seller shall have the right to control any such Tax Proceedings, and, if there is substantial authority therefor, to initiate any claim for refund, file any amended return, or take any other action which it deems appropriate with respect to such Taxes.  If requested by the Purchaser, Seller shall provide to Purchaser an opinion in form and content reasonably acceptable to Purchaser from counsel reasonably acceptable to Purchaser that there is substantial authority for the position that Seller is taking with respect to such action, and Purchaser need not and Seller shall not take such action until such opinion is delivered to Purchaser.  Any Tax Proceedings with respect to Taxes for a Straddle Period shall be controlled by Purchaser.  Notwithstanding any provision of this Section 8.6(f) to the contrary, Seller shall not have the right to control any Tax Proceeding, to initiate any claim for refund, to file any amended return, or to take any other action if, as a result of such Tax Proceeding, claim for refund, amended return, or other action, Taxes payable by Purchaser or the Companies for any taxable period would likely be materially increased unless Seller is obligated to indemnify Purchaser Indemnified Parties for such increased Taxes pursuant to Section 8.2.  Seller shall not agree to any settlement concerning Taxes for any taxable period ending on or before the Closing Date which may result in an increase in Taxes (including an increase in any Taxes of the direct or indirect equity owners of Seller) for any taxable period ending after the Closing Date without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser shall not agree to any settlement concerning Taxes for any Straddle Period which may result in an increase in Taxes for any taxable period ending before the Closing Date without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)           Transfer Taxes.  Seller shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(h)           Section 754 Election.  Seller and Purchaser agree that EDC ATM shall make an election under Section 754 of the Code (a “Section 754 Election”), including obtaining any necessary consents therefor, with respect to the sale of the Class B Units of EDC ATM pursuant to this Agreement and that any Tax Return prepared under Section 8.6(a) hereof shall be prepared in a manner consistent with the making of a Section 754 Election.

(i)           Certification of Non-Foreign Status.  Seller shall furnish to Purchaser on or before the Closing Date a certification of Seller’s non-foreign status as set forth in Section 1.1445-2(b) of the Treasury Regulations promulgated pursuant to Section 1445 of the Code.

(j)           Access to Records.  Between the date of this Agreement and the Closing Date, Seller and the Companies shall give Purchaser and its authorized representatives full access to all properties, books, records, and Tax Returns of or relating to the Companies, whether in possession of the Companies, Seller, or third-party professional advisors or representatives in order that Purchaser might have full opportunity to make such investigations as it shall desire to make of the affairs of the Companies.  Seller and the Companies shall ensure that all third-party advisors and representatives of Seller and the Companies, including without limitation accountants and attorneys, fully cooperate and be available to Purchaser in connection with such investigation.

(k)           Access to Records Following Closing.  Seller agrees that so long as any books, records, and files retained by Seller relating to the business of either Company remain in existence and available, Purchaser (at its own expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours of Seller for any proper purpose.  Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records, and files without first offering in writing to deliver them to the Purchaser.

(l)           Amended Tax Returns.  Except as otherwise required by applicable Law or Section 8.6(d) above or Section 8.6(o) below, Purchaser shall not, nor shall cause or permit its Affiliates to, amend, re-file or otherwise modify any Tax Return of any Company for any taxable period ending on or before the Closing Date without Seller’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that with respect to the federal income Tax Returns of Efmark for the 2008 and 2009 tax years, neither Purchaser nor Seller shall, and neither shall cause or permit its respective Affiliates to, amend, re-file or otherwise modify any such Tax Returns of  Efmark (unless required to do so by the Internal Revenue Service) without the prior written consent of Seller or Purchaser (as applicable), which consent can be withheld for any reason.

(m)           Tax Mitigation.  Purchaser and Seller agree, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other document from any governmental entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed.

(n)           Cooperation.  Seller and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.6, any Tax Claims, and the authorization and execution of any appropriate powers of attorney and Tax Returns to accomplish the foregoing or to obtain any refunds, credits or offsets of Taxes.  Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided pursuant to this Article VIII.  The Parties shall, and shall cause their respective Affiliates to, retain all Tax Returns of the Companies, schedules and work papers and all material records or other documents relating to Tax matters of the Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (ii) six (6) years following the due date (including allowed extensions) for such Tax Returns.

(o)           Tax Refunds.  Except as otherwise provided in Section 8.6(e) hereof, any refund of Taxes or reduction of Taxes (including any interest thereon) that relates to any of the Companies and that is a refund or reduction of Taxes received by the Companies with respect to any taxable period ending on or before the Closing Date shall be promptly paid over by the Companies to Seller (net of any Taxes incurred by the Companies with respect to the receipt of such refund or reduction).  At Seller’s request, Purchaser shall cause the Companies to cooperate with Seller in obtaining refunds (or reduction in Tax liability) that may be available from the carryback of any losses of the Companies that arise in taxable years ending on or before the Closing Date, including through the filing of amended Tax Returns or refund claims.  Seller will indemnify the Companies for any and all Losses incurred by the Companies resulting from any subsequent disallowance or adjustments of such refund that has been previously remitted by the Companies to Seller pursuant to this Section 8.6(o).

(p)         Disputes.  Any dispute as to any matter covered hereby shall be resolved by the Arbiter identified in Section 2.4(a)(iii).  The fees and expenses of the Arbiter shall be borne equally by Seller, on the one hand, and Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, subject to subsequent amendment to reflect the resolution by the Arbiter.

8.7           Tax Treatment of Indemnity Payments.  Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income Tax purposes.

8.8           Additional Indemnification Provisions.

(a)           Notwithstanding anything to the contrary contained in this Article VIII, the amount of any Losses suffered by the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, under this Agreement will be reduced by any insurance proceeds actually received by the Purchaser Indemnified Parties or the Selling Shareholder Indemnified Parties, as applicable, on account of such Losses (net of any reasonable expenses to the extent actually incurred by such indemnified party in obtaining such recovery) (such amount, the “Insurance Proceeds”).  In no event will an indemnified party be required to commence litigation in order to recover Insurance Proceeds unless all costs and expenses incurred in connection with such litigation or proceeding are paid for in full by the indemnifying party.  Purchaser shall promptly make a claim for Losses under applicable insurance policies to the extent that it is commercially reasonable to do so.  Notwithstanding anything to the contrary in this Agreement, all indemnification payments under this Article VIII will be made when otherwise due hereunder and such payments will not be delayed in anticipation of Insurance Proceeds; provided, that if an indemnified party actually receives any insurance proceeds with respect to Losses after it receives payment or other credit under this Agreement with respect to such Losses, then a refund equal to the Insurance Proceeds will be made to the indemnifying party promptly after the indemnified party receives such insurance proceeds.

(b)           Notwithstanding anything to the contrary contained in this Article VIII, the amount of any Losses suffered by an indemnified party under this Agreement will be reduced by an amount equal to the net actual tax benefit realized by an indemnified party or any of its Affiliates (the “Tax Benefit Recipient”) from any deduction, expense, loss, credit or refund directly attributable to any Losses (the “Net Tax Reduction”) for the taxable year of the Tax Benefit Recipient in which such Losses are incurred or otherwise taken into account under applicable income Tax law.

(c)      A good faith dispute between Seller and Purchaser as to whether an indemnity obligation exists under Article VIII shall not constitute a breach of a covenant or obligation under this Agreement.

ARTICLE IX

TERMINATION

9.1           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           At the election of Seller or Purchaser on or after the ninetieth (90th) day from the date of this Agreement (the “Outside Date”), if the Closing shall not have occurred by the close of business on the Outside Date, provided that the terminating party is not in material default of any of its obligations hereunder; provided further, however, if the Federal Trade Commission or the Department of Justice issues a Request for Additional Information and Documentary Materials pursuant to the HSR Act and the waiting period under the HSR Act has not expired prior to the Outside Date, then Purchaser shall have the right and option, unless Purchaser is then in material default of any of its obligations hereunder, to extend the Outside Date for up to an additional ninety (90) days by notice to Seller given prior to the ninetieth (90th) day from the date of this Agreement;

(b)           by mutual written consent of Seller and Purchaser;

(c)           by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)           by Purchaser if Seller or any Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller or the Companies shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) (as applicable)would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Seller of written notice of such breach from Purchaser; or

(e)           by Seller if Purchaser shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of written notice of such breach from Seller.

9.2           Procedure Upon Termination.  In the event of termination by Purchaser or Seller, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the EDC Securities hereunder shall be abandoned, without further action by Purchaser, any Company or Seller.

9.3           Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Seller or any Company; provided, however, that the obligations of the parties set forth in this Section 9.3, Article X, Section 6.6(b), Section 6.6(c) and Section 6.8 hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve Purchaser, Seller or any Company of any liability for a breach of this Agreement prior to the effective date of termination.

ARTICLE X

MISCELLANEOUS

10.1           Expenses.  Seller (on behalf of itself and the Companies) and Purchaser shall each bear its own costs, fees and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall any Company bear any of Purchaser’s costs, fees and expenses.

10.2           No Right of Rescission.  Notwithstanding anything to the contrary contained in this Agreement, the right of rescission shall not be an available remedy to any party hereto.  The indemnification provisions contained in Sections 8.2(a) and (b) are intended by the parties to be the exclusive remedies available to the parties hereto in connection with this Agreement and the transactions contemplated by this Agreement (other than as specifically set forth in Section 6.6(d)).

10.3           Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Las Vegas, Nevada over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c)           THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.4           Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto), the Seller Documents, the Company Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof (and supersedes any understanding or agreement (oral or written) regarding the subject matter hereof, other than that certain confidentiality agreement/non-disclosure agreement made in favor of Companies and Seller relating hereto until such time as the Closing occurs) and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

10.5           Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this

Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally (with written confirmation of receipt), (ii) when sent by facsimile or email or (iii) one Business Day following the day sent by nationally recognized overnight courier, applicable charges paid by sender (with written confirmation of receipt), in each case at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

c/o Alpine Investors
3 Embarcadero Center
Suite 2330
San Francisco, CA 94111
Attn: Will Adams
(415) 392-9100 (phone)
(415) 392-9101 (fax)
wadams@alpine-investors.com

With a copy to:

Duane Morris LLP
190 S. LaSalle Street, Suite 3700
Chicago, IL  60603
Attn:  Brian P. Kerwin, Esq.
(312) 499-6700 (phone)
(312) 499-6701 (fax)
bpkerwin@duanemorris.com

If to Purchaser, to:

J. Chris Brewster
Chief Financial Officer
Cardtronics USA, Inc.
3250 Briarpark #400
Houston, Texas 77042
Fax:     832-308-4728
cbrewster@cardtronics.com

With a copy to:

Michael E. Keller
General Counsel
Cardtronics USA, Inc.
3250 Briarpark #400
Houston, Texas 77042
Fax: 832-308-4761
mkeller@cardtronics.com

and another copy to:

Michael F. Rogers
Gardere Wynne Sewell LLP
1000 Louisiana Street, Suite 3400
Houston, Texas 77002
Fax: 713-276-6769
mrogers@gardere.com

10.7            Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8           Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below and for the Purchaser Indemnified Parties and the Seller Indemnified Parties.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the EDC Securities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money in connection with the consummation of the transactions contemplated hereby or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business, but no such assignment shall act to release Purchaser from its obligations hereunder without the express written consent of Seller.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.9           Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when taken together, will be deemed to constitute one and the same agreement.  A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.  No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.10           Schedules.  The information in the Schedules constitutes (a) exceptions to particular representations, warranties, covenants and obligations of Seller and the Companies as set forth in this Agreement or (b) descriptions or lists of items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Schedules, the statements in the Schedules will control.

10.11           Reimbursement of Prevailing Party’s Fees.  The non-prevailing party in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be responsible for the payment of any and all costs and expenses (including, without limitation, reasonable attorneys' fees and costs) actually incurred by the prevailing party in any such action, promptly upon reasonable documentation thereof.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

SELLER:

EDC HOLDING COMPANY, LLC

By: ________________________________
Name:
Title:

COMPANIES:

EFMARK DEPLOYMENT I, INC.

By: ________________________________
Name:
Title:

EDC ATM SUBSIDIARY, LLC

By: ________________________________
Name:
Title:

PURCHASER:

CARDTRONICS USA, INC.

By: ________________________________
Name:
Title:

EXHIBIT A

EDC Securities

Company Name	Number of Shares/Units Owned

Efmark	90,000 common shares

EDC ATM	100 Class B Units

1